TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ABOUT THE ANNUAL MEETING
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 AMENDMENT TO 2005 STOCK COMPENSATION PLAN TO PERMIT A STOCK OPTION EXCHANGE PROGRAM
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE AUDIT COMMITTEE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER INFORMATION
196 Van Buren Street
Herndon, Virginia 20170
703-434-8200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of RCN Corporation (“RCN” or the “Company”) will be held at the Westin Reston Heights, 11750 Sunrise Valley Drive, Reston, Virginia, on June 2, 2009, at 10:00 a.m., local time. The meeting will be held for the following purposes:

1. To consider and vote upon the election of six directors to hold office until the 2010 Annual Meeting of Stockholders and/or until their respective successors have been duly elected and qualified;

2. To consider and vote upon an amendment to RCN’s 2005 Stock Compensation Plan to permit a one-time option exchange program for employees, other than the Chief Executive Officer, and directors; and

3. To transact such other business as may be properly brought before the meeting.

A Proxy Statement, proxy, and copy of our Annual Report on Form 10-K for the year ended December 31, 2008 accompany this Notice of the Annual Meeting of Stockholders. The close of business on April 9, 2009 is the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders. Only holders of RCN’s common stock on the record date may vote on the matters presented at the meeting. Each of these stockholders is cordially invited to be present and vote at the meeting in person.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. WE MUST RECEIVE YOUR PROXY BY MAY 29, 2009. If you attend the meeting, you may personally vote your shares regardless of whether you have submitted a proxy.

Sincerely,

Jennifer McGarey
Acting General Counsel & Secretary

Dated: April 30, 2009

RCN CORPORATION
196 Van Buren Street
Herndon, Virginia 20170

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS
To be held on June 2, 2009

ABOUT THE ANNUAL MEETING

Who is Soliciting My Vote?

The Board of Directors (the “Board”) of RCN Corporation (“RCN” or the “Company”) is soliciting your vote at the 2009 Annual Meeting of RCN’s stockholders (the “Annual Meeting”). This Proxy Statement and accompanying materials are being mailed to stockholders on or about April 30, 2009.

What Will I Be Voting On?

1. A proposal to elect six directors to hold office until the 2010 Annual Meeting of Stockholders and/or until their successors have been duly elected and qualified (see page 5) and 2. A proposal to amend RCN’s Stock Compensation Plan to permit a stock option exchange program (see page 8).

How Many Votes Do I Have?

You will have one vote for every share of Common Stock you owned on April 9, 2009 (the record date).

How Many Votes Can Be Cast By All Stockholders?

36,474,510, the total number of shares of Common Stock outstanding on the record date.

What is the Difference Between a Shareholder of Record and a “Street Name” Holder?

If your shares of Common Stock are registered directly in your name, you are considered the stockholder of “record” with respect to those shares. If your shares of Common Stock are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares of Common Stock are said to be held in “street name.” Street name holders generally cannot vote their shares of Common Stock directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares of Common Stock using the method described below.

How Many Stockholders Must Be Present to Hold the Annual Meeting?

Stockholders owning a majority of the votes that can be cast as of the record date, or 18,273,730 shares of Common Stock must be present, either in person or by proxy. We urge you to vote by proxy even if you plan to attend the Annual Meeting, so that we will know as soon as possible that enough shares of Common Stock will be present for us to hold the Annual Meeting.

Abstentions and broker “non-votes” will be counted as present for purposes of determining a quorum. In general, banks, brokers or other nominees are permitted to vote shares held by them on behalf of their “street name” customers on matters determined to be “routine” (such as the uncontested election of directors), even though the bank, broker or nominee has not received instructions from its customer. A broker “non-vote” occurs when a bank, broker or nominee has not received voting instructions from its customer and the bank, broker or nominee does not have discretion to vote shares of street name holders because the matter is not considered “routine”.

As of the date of this Proxy Statement, the proposal with respect to the election of the nominees for director is a “routine” matter. Therefore, a broker or other nominee may vote the shares of Common Stock of a street name holder in favor of such proposal if the broker or other nominee does not receive instructions from such street name holder.

The proposal to amend our 2005 Stock Compensation Plan to permit a stock option exchange program is not a “routine” matter, and therefore a broker or other nominee may not vote the shares of Common Stock of a street name holder in favor of such proposal without instructions from the street name holder.

What is Required to Approve Each Proposal?

1. For Proposal 1 — the Election of Directors — the six nominees receiving the highest number of affirmative votes will be elected to the RCN Board of Directors, whether or not such number of votes for any individual represents a majority of the votes cast.

2. For Proposal 2 — Amendment of the 2005 Stock Compensation Plan to permit a stock option exchange program — approval requires the affirmative vote of holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

How Do I Vote?

You can vote either in person at the Annual Meeting, by proxy without attending the Annual Meeting or as otherwise provided in this mailing.

To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

If you hold your shares of Common Stock in “street name,” you must direct your broker or other nominee to vote your shares of Common Stock in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares of Common Stock.

If you are a stockholder of record, you may vote your shares of Common Stock in person at the Annual Meeting by completing a ballot at the meeting. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

How are votes counted?

On Proposal 1, you may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for election as a director. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 2 — Amendment of the 2005 Stock Compensation Plan to permit a stock option exchange program.

If you submit your proxy but “ABSTAIN” or “WITHHOLD” authority to vote on one or more proposals, your shares of Common Stock may be counted as present at the Annual Meeting for the purpose of determining a quorum.

Because directors are elected by a plurality of votes cast at the Annual Meeting, if you “WITHHOLD” authority to vote with respect to any nominee for election as a director, this will have no effect on the election of the nominee. Because the other proposals properly presented at the Annual Meeting require the affirmative vote of a majority of all votes represented at the Annual Meeting, if you “ABSTAIN” from voting on such a proposal, your abstention will be counted as a vote “AGAINST” that proposal.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, the nominee generally has authority to vote your shares of Common Stock on “routine” matters as described above. Except for the proposal to elect directors, the proposal to amend our 2005 Stock Compensation Plan to permit a stock option exchange program and all other proposals properly presented at the Annual Meeting are deemed “nonroutine”, which means that the nominee cannot vote your shares of Common Stock on these matters if you do not timely provide instructions for voting your shares of Common Stock. Shares of Common Stock that constitute broker non-votes may be counted as present at the Annual Meeting for the purpose of determining a quorum, but with respect to all “non-routine” proposals, will not be counted as a vote represented at the Annual Meeting, and therefore, will have no effect on that proposal.

Can I Revoke My Proxy?

Yes. Just send a new proxy card with a later date or send a written notice of revocation to RCN’s Secretary at RCN Corporation, 196 Van Buren Street, Herndon, Virginia 20170. In addition, if you attend the Annual Meeting and want to vote in person, you can request at that time that your previously submitted proxy not be used. Attendance at the Annual Meeting will not by itself revoke a proxy.

What If I Don’t Vote For a Matter Listed On My Proxy Card?

If you return a proxy card without indicating your vote, your shares will be voted “FOR” the director nominees listed on the card and “FOR” the amendment of the 2005 Stock Compensation Plan to permit a stock option exchange program.

What Happens if the Meeting is Postponed or Adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

What Happens If More Than One Stockholder Lives in My Household?

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one Annual Report and Proxy Statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce RCN’s printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or the accompanying RCN Annual Report on Form 10-K for the year ended December 31, 2008 may request a copy by contacting the bank, broker or other holder of record, or RCN by telephone at: (703) 434-8430, by e-mail to: ir@rcn.com or by mail to: RCN Corporation, 196 Van Buren Street, Herndon, Virginia 20170, Attention: Investor Relations. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future RCN materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact RCN as indicated above.

Who Can I Contact if I Have Questions Concerning the Annual Meeting?

If you have any further questions about voting your shares or attending the Annual Meeting, please call our Investor Relations Department at (703) 434-8430 or contact us by e-mail at ir@rcn.com.

PROPOSAL 1

ELECTION OF DIRECTORS

DIRECTOR INFORMATION

At the Annual Meeting of RCN stockholders held on June 3, 2008, the following individuals were elected to serve as directors of RCN (the “Directors”): Peter D. Aquino, RCN’s President and Chief Executive Officer, Benjamin C. Duster, IV, Lee S. Hillman, Michael E. Katzenstein, Theodore H. Schell, and Daniel Tseung. Mr. Katzenstein was appointed Non-Executive Chairman of the Board of Directors, to serve through the 2009 Annual Meeting. On July 8, 2008, Charles E. Levine was appointed to the Board of Directors, which increased the number of directors to seven. Theodore H. Schell resigned from the Board of Directors on March 31, 2009, and José A. Cecin was appointed to the Board of Directors effective April 1, 2009. Mr. Katzenstein, the Company’s current Non-Executive Chairman, has announced his intention not to seek reelection to the Board of Directors at the 2009 Annual Meeting and, on April 7, 2009, in accordance with RCN’s Bylaws, the Board of Directors approved a reduction in the number of seats on RCN’s Board of Directors from seven to six members, effective immediately following the 2009 Annual Meeting. The Board of Directors anticipates appointing Mr. Hillman as its Non-Executive Chairman immediately following the 2009 Annual Meeting. The Company has commenced a search for a possible nominee to the Board of Directors and it anticipates appointing a new member of the Board in 2009.

All of the terms of the Directors will expire at the upcoming Annual Meeting. Each of the Directors have been nominated by RCN’s Nominating/ Corporate Governance Committee for election at the upcoming Annual Meeting and, if elected, will serve for a term of one year expiring at the Annual Meeting of Stockholders to be held in 2010, and/or until their respective successors have been duly elected and qualified. The Directors nominated are Peter D. Aquino, Benjamin C. Duster, IV, Lee S. Hillman, Daniel Tseung, Charles E. Levine, and José A. Cecin, Jr. There are no family relationships among any of the directors or executive officers of RCN.

Information concerning the Directors is set forth below.

			Director
Name of Director	Age		Since

Peter D. Aquino	48	Mr. Aquino is President and Chief Executive Officer of RCN Corporation, and has been a Board member since 2004. Under his leadership, RCN has expanded beyond the residential Triple Play broadband business and into the medium and large business sectors through organic growth, as well as through acquisitions, including:
		ConEd Communications in New York, and Northeast Optical Networks (NEON) in New England. Prior to joining RCN, Mr. Aquino served as a Senior Managing Director of Communications Technology Advisors LLC, focusing on CLEC, cable, and wireless carriers from 2001 to 2004. During RCN’s restructuring in 2004, the company retained Mr. Aquino as an operations advisor, and later named him President and CEO as part of the new management team upon emergence from bankruptcy in December 2004. Mr. Aquino’s international experience includes the launch of Veninfotel (now NetUno) in Caracas, Venezuela from 1995 and 2000, and serving as part of the founding team of Wave International. In 1998, Mr. Aquino was named Chief Operating Officer of Veninfotel and managed the design, construction, and operation of the first integrated Triple Play and metro fiber-based Commercial company in Latin America. Prior to Mr. Aquino’s expatriate assignment, his telecom career began at New Jersey Bell/Bell Atlantic (now Verizon) in 1983, holding various positions in finance, marketing, regulatory, and corporate development over a 13 year period. Mr. Aquino is a graduate of Montclair State University in NJ, and the Graduate School of Business at George Washington University in Washington, D.C., and will be joining the Board of Directors of the United Way in 2009.	2004

			Director
Name of Director	Age		Since

José A. Cecin, Jr.	45	Mr. Cecin has over 20 years of leadership and management experience with a strong focus on telecom operations, finance and corporate development during his career. Currently, he is the President and founder of Lumina Advisors, a strategy, operations and corporate development advisory company. From 2003 to 2008, Mr. Cecin was Managing Director and Group Head of the Communications Investment Banking practice at BB&T Capital Markets, the investment banking division of BB&T Corporation. In 1999, he co-founded Cambrian Communications, a facilities-based telecommunications service provider, where he served as Chief Operating Officer. Mr. Cecin was also a founder of Wave International, a financier and builder of telecommunications infrastructure in emerging markets, where from 1996 to 1999 he helped acquire, fund and build out competitive telecommunications infrastructure in Venezuela’s 5 largest cities. Mr. Cecin also previously served as Managing Director of Corporate Development at Bell Atlantic Corporation (now Verizon). Mr. Cecin is currently an independent director of SkyTerra Communications, a satellite services company, and is a director of Arbinet-the Exchange Inc. From 2004 to 2007, he served as a director of NEON Group, Inc., which was acquired by RCN in 2007. He also served as an officer in the United States Army’s 25th Infantry Division. Mr. Cecin earned a BS degree in Electrical Engineering from the United States Military Academy at West Point and an MBA from Stanford University.	2009
Benjamin C. Duster, IV	48	Mr. Duster owns and manages B. Duster & Company, LLC, a strategic and financial consulting firm located in Atlanta, Georgia. He is also a senior advisor at Watermark Advisors LLC, a broker-dealer headquartered in Greenville, South Carolina specializing in providing mergers & acquisitions, private capital financing, valuation, and financial and strategic modeling solutions to middle market, privately-owned businesses. From October 2001 through May 2005, Mr. Duster was a partner at Masson & Company, LLC, an interim and crisis management and financial restructuring firm and has extensive experience in turnaround management and restructuring. From 1997 to 2001, Mr. Duster was a Managing Director at Wachovia Securities where he headed the Mergers & Acquisitions advisory business focusing on middle market companies. From 1980 to 1997, Mr. Duster was at Salomon Brothers Inc. where his positions included associate in Salomon’s proprietary Venture Capital Group and later, Vice President in the Mergers & Acquisitions Group specializing in bankruptcy reorganizations, financial restructurings and acquisitions of distressed companies. Mr. Duster is a graduate of Yale College, Harvard Business School and Harvard Law School. He served as Chairman of the Board of Algoma Steel, Inc. from February 2002 through June 2007, and currently serves as a director of Catalyst, Inc. and River Cities Capital Fund as an Advisory Board member.	2004

			Director
Name of Director	Age		Since

Lee S. Hillman	53	Since 2003, Mr. Hillman has served as President of Liberation Investment Advisory Group and Liberation Management Services, both private management consulting firms. Since January 2009, Mr. Hillman has also served as Chief Executive Officer of Performance Health Systems, LLC, an early-stage business distributing bioDensity® branded, specialty health and exercise equipment. From February 2006 to May 2008, Mr. Hillman served as Executive Chairman and Chief Executive Officer of Power Plate International, a global business manufacturing and distributing high-tech, Power Plate branded health and exercise equipment. From 2005 to February 2006, he was President of Power Plate North America, the exclusive, independent distributor of Power Plate International in North America. From 1991 to 1996, Mr. Hillman was Executive Vice President and Chief Financial Officer of Bally Entertainment Corporation, a publicly-traded diversified operator of hotels, casino resorts and other leisure properties, and from 1996 to 2002 he served as Chief Executive Officer, President and a director (and from 2000 to 2002 Chairman of the Board), of Bally Total Fitness Holding Corporation, a publicly-traded operator of health and fitness clubs. Mr. Hillman is a graduate of the Wharton School of Finance of the University of Pennsylvania and the Graduate School of Business of the University of Chicago. Mr. Hillman serves as a director of Lawson Products Inc. and a trustee of Adelphia Recovery Trust.	2004
Charles E. Levine	55	Mr. Levine was appointed to the RCN Board of Directors in July 2008. He is an independent director of technology focused companies and a management consultant. Mr. Levine has developed brands for large businesses, most notably Sprint PCS (now Sprint Nextel) and at AT&T. Mr. Levine began his career at Procter & Gamble Company, where he managed leading brands, and General Electric, where he rose to the position of general manager, Home Control Products, Consumer Electronics. He has held senior management positions at CAD Forms Technology and Octel Communications (now part of Lucent). Mr. Levine was named Marketer of the Year in 1999 by MC Magazine and CEO of the year in 2001 by Frost & Sullivan for his notable achievements at Sprint PCS. He currently serves as Chairman of the Board of Directors of Openwave Systems and Sierra Wireless. He also serves on the board of Sagem Wireless in Paris. Mr. Levine holds a master’s degree in business administration (Marketing) from the J.L. Kellogg Graduate School of Management-Northwestern University, and a bachelor’s degree in Economics from Trinity College.	2008

			Director
Name of Director	Age		Since

Daniel Tseung	37	Mr. Tseung currently serves as Managing Director at Sun Hung Kai Properties Direct Investments Ltd., the private equity division of Sun Hang Kai Properties Group, one of Asia’s largest conglomerates, which he joined in 2000 and whose business interests include telecommunications, real estate, financial services and infrastructure. From 1997 to 2000, Mr. Tseung worked in the Technology & Communications Group of GE Equity, the private equity arm of GE Capital and from 1993 to 1995, at DE Shaw, a major global hedge fund. He also serves as a director of Owens Corning, a Fortune 500 company and world leader in supplying building materials and composite solutions, and Chinacast Education Corporation, a premier educational services provider in the People’s Republic of China. Mr. Tseung holds a Bachelor’s degree from Princeton University and a Master’s Degree from Harvard University.	2004

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS STOCKHOLDERS VOTE
“FOR” THE ELECTION OF EACH OF THE SIX NOMINEES

PROPOSAL 2

AMENDMENT TO 2005 STOCK COMPENSATION PLAN
TO PERMIT A STOCK OPTION EXCHANGE PROGRAM

We are seeking stockholder approval of an amendment to our 2005 Stock Compensation Plan (the “2005 Plan”) to allow for a one-time stock option exchange program (such amendment and exchange program being hereinafter referred to as the “Exchange Program”). The Board of Directors has determined it will be in the best interests of the Company and its stockholders to implement the Exchange Program, as described in detail below, subject to stockholder approval. The Exchange Program will permit Eligible Employees (as defined below) to exchange their outstanding options to purchase shares of Common Stock issued under the 2005 Plan for a lesser number of new options (as determined in accordance with the exchange ratios below) to be granted under the 2005 Plan. Participation in the Exchange Program will be voluntary and excludes the CEO and members of the Board of Directors. The new options will have a new three year vesting period, regardless of the vesting status of the surrendered options, and an exercise price equal to the greater of (i) the closing price of the Common Stock as quoted by NASDAQ on the date the exchange offer expires (the “Exchange Date”), or (ii) the trailing average of the closing prices of the Common Stock as quoted by NASDAQ on the twenty trading days ending on the Exchange Date.

The Board of Directors believes the Exchange Program will improve RCN’s ability to incentivize and retain its employees, reduce the long term overhang (that is, the number of shares subject to outstanding equity awards relative to the total number of shares of Common Stock outstanding) associated with its equity awards, and facilitate future equity award grants.

Stockholder approval is required for the Exchange Program under the listing standards for the NASDAQ Global Select Market. Therefore, RCN is seeking stockholder approval to allow for this one-time option exchange under the 2005 Plan. RCN will separately seek stockholder approval for any future option exchange or similar program before implementing it.

Reasons for the Stock Option Exchange Program

Equity-based incentives have been, and continue to be, an essential element in RCN’s compensation structure. RCN grants stock options to incentivize, reward and motivate employees’ performance and continued employment with RCN. RCN believes competitive employee compensation and incentive programs are imperative for the future growth and success of the Company.

Despite meeting its performance targets, the Company’s stock price has experienced a significant decline during the last two years due in large part to an overall stock market downturn and economic conditions. As a result, all of RCN’s employees who have been granted stock options are holding options that are deeply “underwater” (meaning the exercise prices of the options are higher than the current market price of the Common Stock). The weighted average exercise price per share of options held by RCN employees was $13.54 (with exercise prices ranging from $11.22 per share to $19.78 per share) compared to a $4.63 closing price on April 9, 2009 for the Common Stock. These underwater options do not provide meaningful retention or incentive value to RCN’s employees, while nevertheless creating a long-term overhang to RCN stockholders of approximately 3.6 million shares.

When considering how best to retain and provide incentives to RCN employees holding deeply underwater options, we considered several alternatives, including increasing cash compensation and/or granting additional equity awards. Increasing cash compensation, however, could adversely affect our business and operating results by increasing operating expenses and reducing cash flow from operations. In addition, the Board of Directors believes that an over reliance on cash compensation may detract from a focus on long-term employee retention and the execution of long-term business strategies when compared with an appropriate component consisting of equity compensation. At the same time, the Board of Directors concluded that the grant of additional equity awards sufficient to meet RCN’s compensation and retention objectives might not be attractive when compared with the Exchange Program, since it could increase overhang and require RCN to seek an authorization of additional shares for equity compensation purposes.

The Board of Directors determined that a stock option exchange program under which Eligible Employees (as defined below) could exchange deeply underwater options for new options (with strike prices more reflective of current market prices) representing a fraction of the number of shares of Common Stock underlying the surrendered options, was the best alternative for a number of reasons, including the following:

•	Reasonable, Balanced and Meaningful Incentives Equity-based incentives are an important component of RCN compensation packages. Replacing this component with additional cash compensation to remain competitive in the marketplace could have an adverse effect on RCN’s business and operating results. Further, deeply underwater options do not have a positive impact on employee motivation and retention, particularly when combined with the economic climate. In 2009, we made difficult decisions to freeze salaries and suspend the Company’s 401(k) match. RCN believes that the exchange of deeply underwater options for new options (with strike prices more reflective of current market prices) representing a fraction of the number of shares of Common Stock underlying the surrendered options, is a reasonable and balanced approach that will have a positive impact on employee motivation and retention. The failure to address these issues could make it more difficult for the Company to retain its key employees and could adversely affect RCN’s business, results of operations and future stock price.

•	Reduce Long-Term Overhang. The underwater options cannot be removed from the Company’s equity award overhang until they are exercised, expire or otherwise terminate (for example, when an employee terminates employment). The Exchange Program will reduce RCN’s long-term overhang and provide more efficient use of our existing equity pool because participating Eligible Employees will receive new options representing a fraction of the number of shares of Common Stock underlying the surrendered options. If all Eligible Options (as defined below) are exchanged, outstanding options could be reduced by approximately 2.4 million shares, or approximately 6.5% of the number of shares of Common Stock outstanding as of April 9, 2009. Under the terms of the 2005 Plan, all options that are exchanged pursuant to the Exchange Program will automatically be reserved for future issuance under the 2005 Plan.

•	Facilitate Future Grants. The Exchange Program will address the inadequacy of shares of Common Stock currently available for future awards that may be granted under the 2005 Plan. Rather than increasing the number of shares reserved for the 2005 Plan, which could result in future dilution to the Company’s stockholders, the Exchange Program will significantly reduce the number of outstanding options, and allow the Company to make more efficient use of the current authorized equity grant pool for future grants.

•	Realize Value Associated With Compensation Costs. The Exchange Program is intended to allow RCN to realize value from compensation costs already being incurred for outstanding underwater options. We account for stock-based compensation in accordance with Financial Accounting Standards Board Statement No. 123 (Revised), “Share-Based Payment” (“SFAS 123(R)”). Using this method, we have recognized approximately $48.3 million (net of forfeitures) in compensation expense with respect to our existing options during the years ended 2005-2008, with an additional $5.2 million to be recognized in 2009 and beyond. These amounts are recognized regardless of whether the respective options are ever exercised; if outstanding options were to expire unexercised because they are underwater this expense would simply be wasted.

Description of the Stock Option Exchange Program

Eligible Employees

For purposes of the Exchange Program, all current employees of RCN, except for the chief executive officer, are referred to as “Eligible Employees.” To be eligible for the Exchange Program, an Eligible Employee must be employed by RCN on the date the offer to exchange commences and must remain employed by RCN through the Exchange Date. The Board of Directors is not eligible to participate. Participation in the Exchange Program will be voluntary. However, if an Eligible Employee elects to exchange an Eligible Option (as defined below), then all of the shares subject to such Eligible Option must be exchanged pursuant to the Exchange Program. As of March 31, 2009, there were approximately 1,300 Eligible Employees.

Eligible Options

The Exchange Program will cover all options outstanding under the 2005 Plan that are held by Eligible Employees (the “Eligible Options”). As of March 31, 2009, Eligible Employees were holding Eligible Options to purchase approximately 3.2 million shares of Common Stock, representing approximately 87% of the Company’s total outstanding stock options. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

Exchange Ratio

The Exchange Program is structured as a value-for-value exchange. Eligible Employees that surrender Eligible Options will receive new options covering a fraction of the number of shares that are covered by the surrendered options. The number of shares underlying the new option received in exchange for one share underlying an Eligible Option that is surrendered in the exchange is referred to as the “Exchange Ratio.” The proposed exchange ratio for a surrendered option would depend on the original exercise price and remaining term of the surrendered option, with the result rounded down to the nearest whole share. Eligible Employees would be permitted to exchange all or none of their Eligible Options for new options on a grant-by-grant basis (that is, Eligible Employees could not elect to surrender only part of an individual grant).

RCN’s intent is to establish exchange ratios that will result in the issuance of replacement options with a fair value approximately equal to the fair value of the stock options surrendered in the Exchange Program. The Company calculated the fair value of the Eligible Options using the Black-Scholes option valuation model. This model uses the following factors: stock price volatility, risk free interest rates, option term, option exercise price, dividend yield and stock price on the date of grant.

The following table summarizes illustrative information regarding the Eligible Options and the Exchange Ratios as of April 9, 2009, based upon a $4.63 stock price at the time of the exchange (which for purposes of this example is the closing stock prices as of April 9, 2009) and the valuation model described above. The actual Exchange Ratios will be fixed at the commencement of the Exchange Program, subject to the continuing ability of the Board of Directors to modify the Exchange Ratios as described below if there is a significant change in the market price of the Common Stock. Accordingly, the actual Exchange Ratios are likely to differ from the illustrative Exchange Ratios set forth in the following table. Fractional options will not be issued pursuant to the Exchange Program, and the number obtained by applying the applicable Exchange Ratio to the Eligible Options will be rounded down to the nearest whole number.

					Number
					of New
	Exercise Price	Number of	Fair Value of		Options
	of Eligible	Options to be	Options to be		to be
Grant Date	Options	Exchanged	Exchanged	Exchange Ratio	Issued

May 24, 2005	$13.79	810,500	$0.32	6.34	127,764
May 24, 2005	$12.36	443,870	$0.41	4.95	89,649
November 28, 2005	$14.29	250,064	$0.38	5.34	46,810
March 28, 2006	$16.63	121,739	$0.35	5.80	20,989
June 6, 2006	$17.42	331,414	$0.35	5.80	57,140
December 4, 2006	$19.78	123,369	$0.34	5.97	20,663
August 31, 2007	$14.39	196,621	$0.59	3.44	57,146
March 14, 2008	$11.22	877,236	$0.85	2.39	367,316

For example, if an Eligible Employee surrenders Eligible Options to purchase 1,000 shares of Common Stock with an exercise price of $13.79 per share, that Eligible Employee would receive new options to purchase 157 shares of Common Stock (that is, 1,000 divided by 6.34, with the result rounded down to the nearest whole number, equals 157).

Term and Vesting Schedule of the New Options

Regardless of the vesting status of the Eligible Options, the new options will have a three year vesting period with one-third of the new options vesting on each anniversary of the grant date. Each of the new options will have an expiration date that is seven years from the Exchange Date. All new options will be subject to the terms and conditions of the 2005 Stock Plan.

Implementing the Stock Option Exchange Program

RCN has not commenced the Exchange Program and will not do so unless RCN stockholders approve this proposal. If RCN’s stockholders approve the Exchange Program, it is currently anticipated that the Exchange Program will commence as promptly as practicable following stockholder approval. If the Exchange Program does not commence within 12 months of stockholder approval, RCN will not commence the Exchange Program without again seeking and receiving stockholder approval. However, even if the stockholders approve the Exchange Program, the Board of Directors retains the authority, in its discretion, to establish the final exchange ratios, and to terminate, amend (in certain circumstances) or postpone the Exchange Program at any time prior to the Exchange Date.

Upon commencement of the Exchange Program, RCN will provide Eligible Employees with a written offer to exchange that will describe the terms and timing of the exchange program. Eligible Employees will be given at least 20 business days to elect to exchange some or all of their Eligible Options. Eligible Employees will make these elections by filling out an election form that will be distributed to them as part of the offer to exchange and submitting the form to the Company’s designated representative within the 20 business day period (or such longer period as RCN chooses to keep the offer open). After the offer to exchange is closed, all Eligible Options that were surrendered for exchange will be cancelled, and the Board of Directors will approve the grants of the new, replacement options in accordance with the exchange ratio. All new options will be granted under the 2005 Plan.

At or before commencement of the Exchange Program, RCN will file the offer to exchange with the Securities and Exchange Commission (the “SEC”) as part of a tender offer statement on Schedule TO. Eligible Employees, as well as RCN stockholders and members of the public, will be able to obtain the offer to exchange and other documents RCN files with the SEC free of charge from the SEC’s website at www.sec.gov.

Potential Modification to Terms of Stock Option Exchange Program Due to Changing Circumstances

The Board of Directors will retain the discretion to adjust the Exchange Ratios if there is a significant change in the market price of the Common Stock in comparison to the market price used in determining the Exchange Ratios set forth in the table accompanying this proposal. If the Board of Directors adjusts the exchange ratios, it will do so with the intent of causing the Exchange Program to result in the issuance of new options having a fair value approximating the fair value of the stock options surrendered, determined using the same valuation methodologies as were used to calculate the exchange ratios set forth in this proposal. The Board of Directors may adjust the threshold for options eligible to participate in the Exchange Program if there is a significant change in the market price for the Common Stock preceding the commencement of the Exchange Program to ensure the intent of the Exchange Program is realized. It is also possible that we would need to alter the terms of the Exchange Program to comply with comments from the SEC on the Schedule TO that we will be filing, although we do not currently expect the SEC to require any modifications. However, any changes will preserve the general terms and eligibility requirements of the Exchange Program discussed in this proposal.

U.S. Federal Income Tax Consequences

The exchange of Eligible Options should be treated as a non-taxable exchange and neither RCN nor our participating employees should recognize any income for U.S. federal income tax purposes upon the cancellation of surrendered options or the grant of the new options pursuant to the Exchange Program.

Financial Accounting Consequences

Under SFAS 123(R), the exchange of options under the Exchange Program is treated as a modification of the existing options for accounting purposes. To the extent the fair value of each award of stock options granted pursuant to the Exchange Program exceeds the fair value of the surrendered options, such excess is considered incremental compensation. RCN would recognize this excess, in addition to any remaining unrecognized expense for the Eligible Options surrendered in exchange for the new options, ratably over the vesting period of the new options in accordance with the requirements of SFAS 123(R). Because the exchange ratios will be calculated to result in the fair value of surrendered Eligible Options being equal to the fair value of the options replacing them, RCN does not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the Exchange Program. In the event that any awards of new options are forfeited prior to their vesting due to termination of an employee’s service, the compensation cost related to the forfeited stock options will not be recognized.

Exchange Program Participation

Because the decision whether to participate in the Exchange Program is completely voluntary, RCN is not able to predict who or how many Eligible Employees will elect to participate, how many stock Eligible Options will be surrendered for exchange or the number of new options that may be issued. The CEO and members of the Board of Directors are not eligible to participate in the Exchange Program.

Effect on Stockholders

Although RCN is unable to predict the precise impact of the Exchange Program on RCN stockholders because it is unable to predict how many or which Eligible Employees will voluntarily exchange their Eligible Options, we designed the Exchange Program in a manner intended to ensure that the value of the equity granted in the Exchange Program is no greater or less than the value of the Eligible Options surrendered. The Exchange Program is intended to improve equity incentives, increase employee retention, reduce the Company’s long-term equity award overhang and facilitate future equity grants. In an economic climate where we have recently made difficult decisions to freeze salaries and suspend the Company match in the 401(k) plan, RCN believes the Exchange Program provides a balanced approach that meets both employee and stockholder interests. The following table summarizes the effect of the Exchange Program, assuming all Eligible Options were exchanged, as of April 9, 2009:

	Prior to the Exchange	Following the Exchange

Shares of Common Stock Outstanding	36,474,510	36,474,510
Options Outstanding	3,643,487	1,276,150
Shares of Common Stock Available for Future Grants Under the 2005 Plan	2,090,868	4,458,205

Text of Amendment to 2005 Stock Compensation Plan

In order to permit RCN to implement the one-time stock option exchange program in compliance with the 2005 Plan and applicable NASDAQ listing rules, the Compensation Committee recommended and the Board approved an amendment to the 2005 Plan, subject to approval of the amendment by RCN’s stockholders. RCN is seeking stockholder approval to amend the 2005 Plan to allow for the exchange program. The amendment will add a new Section 5.8 to the 2005 Stock Compensation Plan, which new section will read as follows:

5.8. Option Exchange Offer.  Notwithstanding any other provision of the Plan to the contrary, upon approval of the Company’s stockholders, the Committee may provide for, and the Company may implement, a one-time only option exchange offer, pursuant to which certain outstanding Options could, at the election of the person holding such Option, be tendered to the Company for cancellation in exchange for the issuance of a lesser amount of Options with a lower Exercise Price equal to the greater of (i) the closing price of the Shares as quoted by NASDAQ on the date the exchange offer expires or (ii) the average of the closing prices of the Shares as quoted by NASDAQ on the twenty trading days ending on the date the exchange offer expires, provided that such one-time only option exchange offer is commenced within 12 months of the date of such stockholder approval.

Description of 2005 Stock Compensation Plan

The following is a summary of certain principal features of the 2005 Plan. This summary is qualified in its entirety by reference to the complete text of the 2005 Plan, which is attached to RCN’s definitive proxy statement for its 2007 Annual Meeting of Stockholders filed on April 27, 2007. Stockholders are urged to read the actual text of the 2005 Plan in its entirety.

Purpose.  The purpose of the 2005 Plan is to further the growth and profitability of RCN by increasing incentives and encouraging ownership of shares of Common Stock by RCN’s employees, independent contractors and directors. The 2005 Plan provides a means through which RCN and its subsidiaries and affiliates may attract key personnel (collectively, the “Participants”) to enter into and remain in the employ of RCN and its subsidiaries and affiliates, as well as to provide a means whereby those key persons upon whom the responsibilities of the successful administration and management of RCN rest, can acquire and maintain ownership of Common Stock, thereby strengthening their commitment to the success of RCN and promoting the mutuality of interests between Participants and RCN’s stockholders.

Administration.  The 2005 Plan has been and will continue to be administered by the Compensation Committee. References to the Compensation Committee shall refer to the Board if the Compensation Committee ceases to exist and the Board does not appoint a successor committee. It is intended that each member of the Compensation Committee will qualify as a “non-employee director” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (as used in this summary, the “Code”) and an “independent director” under the rules of any national securities exchange or national securities association, as applicable. Subject to the terms of the 2005 Plan, the Compensation Committee is authorized to select persons eligible to receive awards and to determine the form, amount, timing and other terms of the awards to be granted. The Compensation Committee may delegate to one or more members of the Board or to officers of RCN its authorities regarding awards to individuals not subject to Section 16 of the Exchange Act or Section 162(m) of the Code. The Compensation Committee is authorized to interpret the 2005 Plan and any award agreements issued under the 2005 Plan, to adopt such rules and procedures as it may deem necessary or advisable for the administration of the 2005 Plan, to interpret and amend any of such rules or procedures and to make all other decisions and determinations required pursuant to the 2005 Plan or any award agreement or as the Compensation Committee deems necessary or advisable to administer the 2005 Plan. The Compensation Committee’s determinations under the 2005 Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Each member of the Compensation Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any employee of RCN or any of its subsidiaries or affiliates, RCN’s independent certified public accountants or any executive compensation consultant or other professional retained by RCN to assist in the administration of the 2005 Plan.

Shares Available for Awards.  Subject to adjustment as described below under the heading “Changes in Capital Structure,” prior to the approval of the proposed amendment, the maximum number of shares of Common Stock available for the grant of awards under the 2005 Plan is 8,327,799 shares of Common Stock, of which approximately 2.1 million shares of Common Stock are available for the grant of awards as of April 9, 2009.

The Common Stock awarded or acquired upon the exercise of awards under the 2005 Plan may be authorized but unissued, authorized and issued shares reacquired and held as treasury shares, or any combination thereof. If any award granted under the 2005 Plan should expire, terminate, or be forfeited or canceled, the Common Stock subject thereto shall be released and shall again be available for the grant of new awards under the 2005 Plan. To the extent permitted by applicable law or exchange rules, Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by RCN or any of its subsidiaries or affiliates will not be counted against the Common Stock available for issuance under the 2005 Plan.

Subject to adjustment as described below under the heading “Changes in Capital Structure,” the number of shares of Common Stock with respect to which awards (other than restricted stock, restricted stock units and other stock awards that are not subject to the achievement of performance goals established by the Compensation Committee in accordance with Section 162(m) of the Code) may be made during any year to any person may not exceed 1,000,000 shares.

Term of the 2005 Plan.  Unless earlier terminated by the Board, as described below under the heading “Amendment and Termination,” the 2005 Plan will terminate on April 7, 2015, which is ten years after adoption by the Board, and no further awards may be granted under the 2005 Plan after that date. The termination (or early termination) of the 2005 Plan will not affect any awards granted prior to the termination (or early termination) of the 2005 Plan.

Eligibility.  The persons eligible to receive awards under the 2005 Plan are the directors, employees and independent contractors of RCN and any subsidiaries and affiliates who are designated by the Compensation Committee. Persons receiving awards will enter into individual award agreements with RCN that contain the terms and conditions of the award established by the Compensation Committee.

Stock Options.  The Compensation Committee is authorized to grant stock options, including incentive stock options under Section 422 of the Code (“ISOs”), which can result in potentially favorable tax treatment to the Participant, and non-qualified stock options. The exercise price per share of Common Stock subject to an option is determined by the Compensation Committee, but must not be less than 100% of the fair market value of such share on the date of grant; provided, however, that with respect to a Participant that owns stock representing more than 10% of the voting power of all class of stock of RCN, the exercise price per share subject to an ISO shall not be less than 110% of the fair market value of a share of Common Stock on the date of grant. For purposes of the 2005 Plan, the term “fair market value” shall mean, except as otherwise specified in a particular award agreement, (a) while the Common Stock is traded on an established national or regional securities exchange, the closing transaction price of such Common Stock as reported by the principal exchange on which such Common Stock is traded on the date as of which such value is being determined or, if there is no reported transaction for such date, on the next preceding date for which a transaction was reported, or (b) if the Common Stock is not traded on an established national or regional securities exchange, the average of the bid and ask prices for the stock, where quoted for such stock. However, if “fair market value” cannot be determined under clause (i) or clause (ii) of the preceding sentence, or if the Compensation Committee determines in its sole discretion that the Common Stock is too thinly traded for “fair market value” to be determined pursuant to clause (i) or clause (ii) of the preceding sentence, “fair market value” shall be the value determined by the Compensation Committee, in its sole discretion, on a good faith basis.

The maximum term of each option, the period during which each option will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment generally will be established by the Compensation Committee in the individual award agreements, except that no ISO may have a term exceeding 10 years and no ISO granted to a Participant who owns stock representing more than 10% of the voting power of all class of stock of RCN may have a term exceeding five years. Options may be exercised by payment of the exercise price in cash or, in the discretion of the Compensation Committee, either (i) by tendering previously acquired stock which has been held by the holder of the option for at least six months having an aggregate fair market value at the time of exercise equal to the aggregate exercise price of the stock with respect to which the option is to be exercised, or (ii) by any other means that the Compensation Committee, in its sole discretion, determines to both provide legal consideration for the stock and to be consistent with the purposes of the 2005 Plan.

Stock Appreciation Rights.  The Compensation Committee is authorized to grant Stock Appreciation Rights (“SARs”) entitling the Participant to receive the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the grant price of the SAR. The grant price of a SAR is determined by the Compensation Committee but must not be less than 100% of the fair market value of a share of Common Stock on the date of grant. SARs may be granted by themselves or in tandem with grants of stock options. The maximum term of each SAR, the periods over which each SAR will be exercisable, and provisions requiring forfeiture of unexercised SARs at or following termination of employment generally are established by the Compensation Committee in the individual award agreements, except that no SAR granted in tandem with an option may have a term exceeding the term of the related option. SARs may be exercised by (i) delivery of a written notice of exercise, (ii) in the case of a tandem SAR, by surrendering any options which would be canceled by reason of the exercise of such SAR, or (iii) by executing such documents as RCN may reasonably request. Payment of the amount by which the fair market value of each SAR exercised exceeds the grant price shall be made, as determined by the Compensation Committee in its discretion, in cash, Common Stock, or a combination thereof, as set forth in the individual award agreement.

Restricted Stock and Restricted Stock Units.  The Compensation Committee is authorized to grant awards of restricted stock and restricted stock units. A grant of restricted stock is an award of Common Stock which may not be sold or disposed of prior to the end of a restricted period specified by the Compensation Committee. The Compensation Committee may set additional restrictions on restricted stock as it may deem advisable or appropriate in the individual award agreements. A Participant who has been granted restricted stock generally has the right to vote the stock, unless otherwise determined by the Compensation Committee. During the restricted period, Participants holding shares of restricted stock are entitled to receive all dividends and other distributions paid with respect to such shares, unless otherwise determined by the Compensation Committee. However, dividends and other distributions with respect to restricted stock that are paid in Common Stock will be held by RCN subject to the same restrictions that apply to the restricted Common Stock. Restricted stock units are similar to restricted shares except that no Common Stock is actually awarded to the Participant on the date of grant. Instead, Common Stock is delivered to the Participant when all applicable terms and conditions specified under the award have been satisfied. A holder of a restricted stock unit does not have voting rights or any entitlement to dividends or other distributions until the Common Stock is delivered in the future upon the completion of the restricted period.

In addition, the Compensation Committee may make restricted stock and restricted stock unit awards that are subject to the achievement of performance goals as may be determined by the Compensation Committee and specified in the relevant award agreement. The performance goals may be based on the following factors: (a) net earnings (either before or after interest, taxes, depreciation and amortization), (b) economic value-added (as determined by the Compensation Committee), (c) sales or revenue, (d) net income (either before or after taxes), (e) operating earnings, (f) cash flow (including, but not limited to, operating cash flow and free cash flow), (g) cash flow return on capital, (h) return on net assets, (i) return on stockholders’ equity, (j) return on assets, (k) return on capital, (l) stockholder returns, (m) return on sales, (n) gross or net profit margin, (o) productivity, (p) expense, (q) margins, (r) operating efficiency, (s) customer satisfaction, (t) working capital, (u) earnings per share, (v) price per share of Common Stock, and (w) market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Compensation Committee may determine performance goals in respect of the performance of RCN, any of its subsidiaries or affiliates or any combination thereof on either a consolidated, business unit or divisional level. The Compensation Committee, in its discretion, may adjust or modify the calculation of performance goals in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of RCN, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

Awards contingent on performance goals granted to persons whom the Compensation Committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the Compensation Committee, be subject to provisions that should qualify such awards as “performance-based compensation” not subject to the limitation on tax deductibility by RCN under Section 162(m) of the Code. For purposes of Section 162(m) of the Code, the term “covered employee” means RCN’s chief executive officer and each other person whose compensation is required to be disclosed in RCN’s filings with the SEC by reason of that person being among the four highest compensated officers of RCN on the last day of a taxable year.

Other Stock Awards.  The Compensation Committee is authorized to grant other types of awards that are denominated or payable in, valued by reference to, or otherwise based on or related to the Common Stock on such terms and conditions as may be established by the Compensation Committee in the relevant award agreement.

Tax Withholding; Other Terms of Awards.  The Compensation Committee or the Board may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any share of Common Stock to be distributed will be withheld (or previously acquired Common Stock or other property be surrendered by the Participant) to satisfy withholding and other tax obligations. Awards granted under the 2005 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the Participant’s death, except that a Participant may, unless otherwise specified in a particular award agreement, transfer, without consideration, awards other than ISOs to such Participant’s “immediate family” as defined in the 2005 Plan.

Benefits to Directors, Named Executive Officers and Others.  Future grants of awards of restricted stock or stock options, if any, that will be made to eligible employees with respect to shares that are subject to stockholder approval are subject to the discretion of the Compensation Committee, and therefore, are not determinable at this time. All awards of stock options and restricted stock to the “Named Executive Officers” during 2008 are set forth in the table entitled “Grants of Plan Based Awards” on page 34. All awards of restricted stock to directors during 2008 are set forth in the director compensation discussion on page 39.

Changes in Capital Structure.  In the event that the Board determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, change of control or exchange of shares of Common Stock or other securities of RCN, or other corporate transaction or event (each a “Corporate Event”) affects the Common Stock such that an adjustment is determined by the Board, in its sole discretion, to be necessary or appropriate in order to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the 2005 Plan, the Board may, in such manner as it in good faith deems equitable, adjust any or all of (i) the number of shares of Common Stock or other securities of RCN (or number and kind of other securities or property) with respect to which awards may be granted, (ii) the number of shares of Common Stock or other securities of RCN (or number and kind of other securities or property) subject to outstanding awards, and (iii) the exercise price with respect to any award, or make provision for an immediate cash payment to the holder of an outstanding award in consideration for the cancellation of such award.

If RCN enters into or is involved in any Corporate Event, the Board may, prior to such Corporate Event and effective upon such Corporate Event, take such action as it deems appropriate, including, but not limited to, replacing awards with substitute awards in respect of the shares of Common Stock, other securities or other property of the surviving corporation or any affiliate of the surviving corporation on such terms and conditions, as to the number of shares, pricing and otherwise, which shall substantially preserve the value, rights and benefits of any affected awards granted hereunder as of the date of the consummation of the Corporate Event.

Amendment and Termination.  The Board may amend, suspend, or terminate the 2005 Plan or any part thereof, at any time and for any reason, subject to stockholder approval required by applicable law, rule or regulation, including Sections 162(m) and 422 of the Code and the rules of NASDAQ. Thus, stockholder approval may not necessarily be required for every amendment to the 2005 Plan which might increase the cost of the 2005 Plan. In addition, the Board may amend the 2005 Plan and any award agreement, including, without limitation, retroactive amendments, without stockholder approval as necessary to avoid the imposition of any taxes under Section 409A of the Code.

Federal Income Tax Consequences of Awards of Options.  The following is a brief description of the United States federal income tax consequences generally arising with respect to awards of options under the 2005 Plan.

The grant of an option gives rise to no tax consequences for the Participant or RCN. The exercise of an option has different tax consequences depending on whether the option is an ISO or a non-qualified option. Upon exercising an ISO, the Participant recognizes no income for regular income tax purposes, but the option “spread” (the difference between the exercise price and the fair market value of the shares acquired upon exercise of the option) is taken into account in computing liability for the alternative minimum tax. Upon exercising a non-qualified option, the Participant recognizes ordinary income equal to the option “spread.”

The disposition of Common Stock acquired on exercise of an option may have different tax consequences depending on whether the option is an ISO or a non-qualified option and the timing of the disposition. On a disposition of Common Stock acquired on exercise of an ISO before the Participant has held those Shares for at least two years from the date the option was granted and at least one year from the date the option was exercised (the “ISO holding periods”), the Participant recognizes ordinary income equal to the lesser of (i) the excess of the fair market value of the Common Stock on the date of exercise of the ISO over the exercise price and (ii) the excess of the amount realized on the disposition of the Common Stock over the exercise price. On a disposition of Common Stock acquired on the exercise of a non-qualified option or on exercise of an ISO when the ISO holding periods have been met, the Participant will recognize capital gain or loss equal to the difference between the sales price and the Participant’s tax basis in the Common Stock. That gain or loss will be long-term if the Common Stock has been held for more than one year as of the date of disposition. The Participant’s tax basis in the Common Stock generally will be equal to the exercise price of the option plus the amount of any ordinary income recognized in connection with the option.

Section 409A of the Code provides that participants in certain “deferred compensation” arrangements will be subject to immediate taxation and, among other penalties, will be required to pay an additional 20% tax on the value of vested deferred compensation if the requirements of Section 409A are not satisfied. Options may be considered “deferred compensation” for purposes of Section 409A unless certain requirements are met. RCN expects that options granted under the 2005 Plan will meet these requirements and will thus not be subject to Section 409A of the Code, but no assurances to this effect can be given.

RCN generally will be entitled to a tax deduction equal to the amount that the Participant recognizes as ordinary income in connection with an option. RCN is not entitled to a tax deduction relating to any amount that constitutes a capital gain for a Participant. Accordingly, RCN will not be entitled to any tax deduction with respect to an ISO if the Participant holds the shares for the ISO holding periods prior to disposing of the Common Stock.

Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation in excess of $1 million paid in any taxable year to a covered employee. Compensation that qualifies as “performance-based compensation”, however, is excluded from the $1 million deductibility cap. RCN intends that options and certain other awards granted to employees whom the Compensation Committee expects to be covered employees at the time a deduction arises in connection with the awards qualify as “performance-based compensation” so that deductions with respect to options and such other awards will not be subject to the $1 million cap under Section 162(m) of the Code. Future changes in Section 162(m) of the Code or the regulations thereunder may adversely affect the ability of RCN to ensure that options or other awards under the 2005 Plan will qualify as “performance based compensation” so that deductions are not limited by Section 162(m) of the Code.

Section 280G of the Code provides special rules in the case of “golden parachute” payments. Those rules could apply if, on a change in control of RCN, the acceleration of options or other awards held by a Participant who is an officer, director or highly-compensated individual with respect to RCN, and any other compensation paid to the Participant that is contingent on a change in control of RCN, has a present value of at least three times the Participant’s average annual compensation from RCN over the prior five years (the “average compensation”). In that event, the contingent compensation that exceeds the Participant’s average compensation, adjusted to take account of any portion thereof shown to be reasonable compensation, is not deductible by RCN and is subject to a nondeductible 20% excise tax, in addition to regular income tax, in the hands of the Participant.

The foregoing discussion, which is general in nature and is not intended to be a complete description of the federal income tax consequences of the 2005 Plan, is intended for the information of stockholders in connection with the Annual Meeting and not as tax guidance to Participants in the 2005 Plan. This discussion does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the 2005 Plan should consult a tax adviser as to the tax consequences of participation.

Required Vote

The affirmative vote of holders of a majority of the shares of Common Stock present or represented and entitled to vote on this proposal at the Annual Meeting is required to approve the Exchange Program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS STOCKHOLDERS
VOTE “FOR” THE PROPOSAL TO AMEND THE 2005 STOCK COMPENSATION PLAN TO
PERMIT A STOCK OPTION EXCHANGE PROGRAM.

CORPORATE GOVERNANCE

The Board of Directors is committed to corporate governance practices that ensure that the Company operates with the highest professional, ethical, and legal standards.

Corporate Governance Guidelines

RCN’s Board of Directors has adopted corporate governance guidelines. These guidelines address items such as the qualifications of RCN’s directors and nominees, and corporate governance policies applicable to the Company’s day to day business operations. The corporate governance guidelines are posted under the “Board of Directors” section of our website under “About RCN” at www.rcn.com. The charters for each of the Committees can also be found in the “Board of Directors” section of the Company’s website.

Code of Business Conduct

RCN adopted a revised Code of Business Conduct on July 1, 2007 that applies to all directors, officers and employees of RCN. This Code can be found through the RCN website at www.rcn.com (under “About RCN” and then “Board of Directors”). If RCN makes any substantive amendments to this Code or grants to any of its executive officers or members of its Board of Directors any waiver, including any implicit waiver, from any of the provisions of this Code, RCN will disclose the nature of such amendment or waiver on its website or in a report on Form 8-K.

Contacting the Board of Directors

Stockholders and other interested parties who wish to communicate with RCN’s directors may address their correspondence to the Board, to a particular director, to the non-employee directors or to any other group of directors or Committee(s) of the Board, in care of Secretary, RCN Corporation, 196 Van Buren Street, Herndon, VA 20170. All such communications are reviewed promptly and, as appropriate, forwarded to either the Board, the relevant Committee(s) of the Board or individual Board or Committee member(s) based on the subject matter of the communication.

Director Independence

RCN’s Board of Directors has affirmatively determined, after considering all of the relevant facts and circumstances, that all of the Directors, other than Peter D. Aquino, are independent from management under the standards set forth in RCN’s Corporate Governance Guidelines and that each is an “independent director” as defined by the listing requirements of NASDAQ. As a result, RCN has a majority of independent directors on our Board of Directors as required by the listing requirements of NASDAQ.

Director Attendance

All Directors attended at least 75% of the Board of Directors meetings and meetings held by Committees of which they were members. In 2008, the Board of Directors met nine times, the Audit Committee met six times, the Nominating/Corporate Governance Committee met five times and the Compensation Committee met six times. The Executive Committee did not meet during 2008. In addition, the Board of Directors believes it is important for its members to attend the annual meetings of stockholders of the Company and therefore the directors are encouraged to attend all annual meetings. All members of the Board elected at the Company’s 2008 Annual Meeting also attended the Company’s 2008 Annual Meeting.

Directors’ Compensation

See the Directors’ Compensation section on page 38 for a discussion of directors’ compensation.

Committees

Committee Composition

RCN has established Audit, Compensation, Nominating/Corporate Governance, and Executive Committees. Set forth below is information on the composition of each committee.

Nominating/
	Audit	Compensation	Corporate
	Committee	Committee	Governance	Executive

Peter D. Aquino				X
José A. Cecin	X	X
Benjamin C. Duster, IV	X (Ch.)
Lee S. Hillman	X		X (Ch.)	X (Ch.)
Michael E. Katzenstein	X		X	X
Charles E. Levine		X	X
Daniel Tseung		X (Ch.)	X	X

Theodore H. Schell, upon effectiveness of his resignation from the Board of Directors on March 31, 2009, also resigned his positions as Chairman of the Compensation Committee and member of the Audit Committee. Mr. Katzenstein will not be standing for re-election to the Board of Directors and his service on the Audit, Nominating/Corporate Governance and Executive Committees will cease effective with the Annual Meeting of Stockholders.

Executive Committee

The Executive Committee, pursuant to the Executive Committee Charter, assists the Board of Directors in the oversight of RCN, including reviewing, evaluating and making recommendations or taking action on behalf of the Board regarding any such matters the Board delegates to the Executive Committee. The Executive Committee consists of the following four Directors: Mr. Hillman (Chairman), Mr. Aquino, Mr. Katzenstein, and Mr. Tsueng.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee, pursuant to the Nominating/Corporate Governance Committee Charter, has responsibility for developing, reviewing and recommending to the Board of Directors, as part of the Corporate Governance Guidelines, the criteria for the selection of new members of the Board and its Committees. This includes criteria relating to conflicts of interest applicable to the members of the Board of Directors, expertise required for members of the Board of Directors and outside demands on members of the Board of Directors, including other directorships. The Nominating/Corporate Governance Committee evaluates for the Board the Committee structure and the effectiveness, frequency and productiveness of Board and Committee meetings. The Nominating/Corporate Governance Committee also evaluates and makes recommendations to the Board regarding the adequacy of corporate governance policies.

The Nominating/Corporate Governance Committee Charter requires the Committee to employ a process to identify and evaluate individuals qualified to become members of the Board of Directors, including individuals proposed for consideration by RCN’s stockholders and existing members of the Board of Directors. The Nominating/Corporate Governance Committee has developed an identification and evaluation process and intends for stockholder nominees to be viewed in substantially the same manner as other nominees. To recommend a prospective nominee for the Nominating/Governance Committee’s consideration, stockholders should submit the candidate’s name, qualifications and other information as required by the Company’s Bylaws to RCN’s Secretary in writing at the following address: 196 Van Buren Street, Herndon, VA 20170. The Nominating/Corporate Governance Committee consists of the following four Directors, each of whom is independent, as defined under the listing standards of NASDAQ: Mr. Hillman (Chairman), Mr. Katzenstein, Mr. Levine and Mr. Tseung.

Compensation Committee

The Compensation Committee, pursuant to the Compensation Committee Charter, discharges the Board of Directors’ responsibilities on matters relating to the compensation of the Chief Executive Officer and other senior executives. The Compensation Committee also has the responsibility to make recommendations to the Board of Directors on matters related to Director compensation, and to review plans concerning the orderly succession of senior officers and key management personnel. The Compensation Committee also administers the 2005 Stock Plan. The Compensation Committee consists of the following three Directors, each of whom is independent, as defined under the listing standards of NASDAQ: Mr. Tseung (Chairman), Mr. Levine, and Mr. Cecin.

Audit Committee

The Audit Committee, pursuant to the Audit Committee Charter, has responsibility for overseeing and evaluating (1) the integrity of RCN’s financial statements, (2) RCN’s compliance with legal and regulatory requirements, (3) the qualifications and independence of RCN’s independent accountants and (4) the performance of RCN’s internal audit function and independent accountants. In addition, the Audit Committee prepares an Audit Committee Report as required by the SEC, which is included herein. The Audit Committee consists of the following four Directors, each of whom is independent, as defined by applicable SEC rules and the listing standards of NASDAQ: Mr. Duster (Chairman), Mr. Hillman, Mr. Katzenstein and Mr. Cecin. The Board of Directors has determined that Mr. Duster is an “audit committee financial expert,” as defined under applicable rules of the SEC.

Related Party Transaction Policy and Certain Transactions

The Board of Directors has adopted Related Party Transaction Policies and Procedures (the “Related Party Transaction Policy”). Pursuant to the Related Party Transaction Policy, the Nominating/Corporate Governance Committee will review all transactions in which any of RCN’s directors, director nominees, significant shareholders and executive officers and their immediate families are participants to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers are required to promptly notify our General Counsel, Compliance Officer and/or the Nominating/Corporate Governance Committee of any proposed transaction involving RCN in which such person has a direct or indirect material interest. Such transaction is then reviewed by the Nominating/Corporate Governance Committee, which determines whether or not to approve the transaction based on the following criteria:

•	the nature of the related person’s interest in the relationship or transaction;

•	the material terms of the transaction, including the amount and type of payments or other consideration received by participants in the transaction;

•	the importance of the relationship or transaction to the related person;

•	the importance of the relationship or transaction to the Company; and

•	whether the transaction would impair the judgment of a director or executive officer to act in the Company’s best interests.

After such review, the Nominating/Corporate Governance Committee approves the transaction only if it determines that the transaction is in the best interests of the Company and its stockholders. The Nominating/Corporate Governance Committee reports the results of its review to the full Board of Directors.

In 2008, the Company did not engage in any related party transaction and, based on the procedures outlined above, as of the date of this proxy statement we are not aware of any existing or potential related party transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth in the table below is information as of April 9, 2009 with respect to the number of shares of Common Stock beneficially owned by: (1) each person or entity known by RCN to beneficially own more than 5% of the Common Stock; (2) each Director of RCN and each director nominee; (3) each of the Named Executive Officers (other than James F. Mooney); and (4) all Directors and Executive Officers as a group. Unless otherwise indicated below, the address for the individuals listed is c/o RCN Corporation, 196 Van Buren Street, Herndon, Virginia. James Mooney resigned his position as Executive Chairman of the Company on December 21, 2007, and is included among the Named Executive Officers solely due to the severance payments made to Mr. Mooney in 2008 pursuant to his severance agreement. To RCN’s knowledge, unless otherwise indicated, each person or entity has voting and investment power with respect to the shares set forth opposite the person’s or entity’s name.

	Number of
	Shares
	Beneficially		Percent of
Name of Beneficial Owners	Owned(1)		Shares(2)

JGD Management Corp.	8,344,398	(3)	22.9%
Plainfield Asset Management LLC	4,503,813	(4)	11.0%
D.E. Shaw & Co. L.P.	3,040,219	(5)	8.2%
Barclays Global Investors, N.A.	2,650,532	(6)	7.3%
New South Capital Management	2,255,712	(7)	6.2%
Peter D. Aquino	774,798		2.1%
Benjamin C. Duster, IV	61,605		*
Lee S. Hillman	64,221		*
Michael E. Katzenstein	61,050	(8)	*
José A. Cecin	7,252		*
Daniel Tseung	42,387		*
Charles E. Levine	32,724		*
Michael T. Sicoli	346,430		*
John D. Filipowicz	178,328		*
Felipe Alvarez	96,489		*
Richard Ramlall	165,442		*
PK Ramani	177,423
Ben Preston	135,716
Leslie J. Sears	78,450		*
Directors and executive officers as a group (14 persons)	2,222,315		6.1%

*	Less than 1%.

(1)	Represents shares of Common Stock held and/or options held by such beneficial owners that were exercisable as of April 9, 2009, or within 60 days thereafter. Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of their shares of Common Stock.

(2)	Except as otherwise indicated, for each person and group reflected on this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of shares outstanding as of April 9, 2009 (36,474,510) plus the number of shares of Common Stock that were not outstanding but which such person or group had the right to acquire within 60 days after April 9, 2009.

(3)	Based on information provided in the Schedule 13G/A filed by the reporting persons on February 17, 2009. As of December 31, 2008, 1,130,164 shares of Common Stock were directly owned by York Capital Management, L.P. (“York Capital”); 2,937,459 shares of Common Stock were directly owned by York

Investment Limited (“York Investment”); 933,974 shares of Common Stock were directly owned by York Select, L.P. (“York Select”); 545,730 shares of Common Stock were directly owned by York Credit Opportunities Fund, L.P. (“York Credit Opportunities”); 1,078,939 shares of Common Stock were directly owned by York Select Unit Trust (“York Select Trust”); 121,299 shares of Common Stock were directly owned by York Global Value Partners, L.P. (“York Global Value”); 22,548 shares of Common Stock were directly owned by York Long Enhanced Fund, L.P. (“York Long Enhanced Value”); 1,180,434 shares of Common Stock were directly owned by York Credit Opportunities Unit Trust (“York Unit Trust”); and 393,851 shares of Common Stock were directly owned by certain other accounts managed by or through JGD Management Corp. The general partners and/or managers of York Capital, York Investment, York Select, York Credit Opportunities, York Select Trust, York Global Value, and York Long Enhanced have delegated certain management and administrative duties of such funds to JGD Management Corp. The mailing address for these stockholders is c/o York Capital Management, 767 Fifth Avenue, 17th Floor, New York, New York. 10153.

(4)	Based on information provided in the Schedule 13G filed by the reporting persons on February 12, 2009. As of December 31, 2008, the shares beneficially owned by Plainfield Asset Management LLC (“PAMLLC”) were attributable to 4,503,813 shares of Common Stock that Plainfield Special Situations Master Fund Limited (“Master Fund”) has the right to acquire upon the exercise of warrants. PAMLLC is the manager of Master Fund, and Max Holmes is the chief investment officer of PAMLLC and, therefore, PAMLLC and Max Holmes may be deemed to be the beneficial owners of such shares. PAMLLC and Max Holmes disclaim any beneficial ownership of such shares. The address of each of the reporting persons is 55 Railroad Avenue, Greenwich, Connecticut 06830.

(5)	Based on information provided on Schedule 13 G/A filed by the reporting person on February 17, 2009. The shares beneficially owned by D.E. Shaw & Co. L.P. (“DESCO LP”) and related entities is as follows: DESCO LP, as investment adviser to D.E. Shaw Laminar Portfolios, L.L.C. (“Laminar”), beneficially owns (i) 42 shares in the name of D.E. Synoptic Portfolios 2, L.L.C., (ii) 63,734 shares in the name of D.E. Shaw Valence Portfolios, L.L.C., (iii) 2,236,111 shares in the name of D.E. Shaw Laminar Portfolios, L.L.C., and (iv) 740,332 shares that D.E. Shaw Laminar Portfolios L.L.C. has the right to acquire upon the exercise of warrants. David E. Shaw does not own any shares directly. By virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of DESCO LP, which in turn is the managing member and investment adviser of D. E. Shaw Valence Portfolios, L.L.C. and the investment adviser of D. E. Shaw Laminar Portfolios, L.L.C. and D. E. Shaw Synoptic Portfolios 2, L.L.C., and by virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C., which in turn is the managing member of D. E. Shaw Laminar Portfolios, L.L.C. and D. E. Shaw Synoptic Portfolios 2, L.L.C., David E. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 3,040,219 shares of Common Stock. David E. Shaw disclaims beneficial ownership of all of such 3,040,219 shares. The reporting persons disclaim beneficial ownership of their respective amount of such shares. The mailing address for D.E. Shaw & Co., L.P. is 120 W. 45th Street, Tower 45, 39th Floor, New York, New York 10036.

(6)	Based on the Schedule 13G filed by the reporting person on February 5, 2009. Of the shares beneficially owned by affiliates of Barclays Global Investors NA (“Barclays”), (a) 1,399,220 shares are beneficially owned by Barclays Global Investors, NA, (b) 1,251,312 shares are beneficially owned by Barclays Global Fund Advisers, and (c) an additional 170,660 shares are held in trust accounts placed in the management control of Barclays for the economic benefit of the beneficiaries of those accounts.

(7)	Based on the Schedule 13G filed by the reporting person on February 10, 2009. Of the shares beneficially owned by New South Capital Management, Inc. (“New South”), (a) 9,065 shares are held in accounts placed in the management control of New South through a Morgan Keegan Preferred Program, the holders of which continue to retain SEC reporting responsibility with respect to such shares, and (b) 12,650 shares are managed by New South through a Thomas Weisel Partners LLC Asset Management Consulting Program, the holders of which continue to retain SEC reporting responsibility with respect to such shares.

(8)	All unrestricted shares of Common Stock beneficially owned by Mr. Katzenstein are owned of record by CXO, L.L.C., the turnaround management and advisory firm in which he is a partner.

EXECUTIVE OFFICERS

Peter D. Aquino, 48, serves as President and Chief Executive Officer. See Proposal 1 — Election of Directors for Mr. Aquino’s biographical information.

Michael T. Sicoli, 38, serves as Executive Vice President and Chief Financial Officer. Prior to joining RCN in May 2005, Mr. Sicoli spent over seven years at Nextel, where he held a number of positions of increasing authority within the company’s finance organization, including his most recent position of Vice President & Assistant Treasurer, which he held beginning in 2002. Prior to joining Nextel, he worked for both Deloitte Consulting and Accenture in Washington, D.C. Mr. Sicoli holds an M.B.A. from The University of Virginia, Darden Graduate School of Business Administration, and a B.A. in Economics from The College of William and Mary.

John D. Filipowicz, 50, serves as President, Residential Markets and has served in various capacities at RCN and its predecessor companies since 1988. Prior to serving in his current role, Mr. Filipowicz was Senior Vice President, Operations from March 2004 to January 2007 and served as Senior Vice President and General Manager of our Philadelphia market from February 2003 to March 2004. From June 2001 to February 2003, Mr. Filipowicz was Senior Vice President and Chief Administrative Officer. In addition, Mr. Filipowicz has held several other positions at RCN, including Senior Vice President of Human Resources. Mr. Filipowicz holds a J.D. from Thomas M. Cooley Law School and a B.A. in government from St. Lawrence University.

PK Ramani, 52, serves as President, RCN Business Services and Senior Vice President of Customer Care and has served in various capacities at RCN since 1999. Prior to serving in his current role, Mr. Ramani was Senior Vice President and General Manager of our New York Market from October 2003 to March 2007 and Senior Vice President, Operations Support, with responsibility for managing RCN’s Customer Care and Information Technology groups from June 2001 to October 2003. From May 1999 through June 2001, Mr. Ramani was Senior Vice President of Customer Care. Prior to joining RCN, Mr. Ramani served as Group Vice President, Customer Operations at Primestar, Inc. Mr. Ramani holds an M.B.A. from the New York Institute of Technology.

Felipe Alvarez, 48, serves as Senior Vice President and President of RCN Metro Optical Networks where he is responsible for the overall financial performance of RCN’s telecommunications business unit. From 1999 until joining RCN in 2006, he was Chief Operating Officer of Con Edison Communications Inc. Prior to joining Con Edison Communications in 1999, Felipe was responsible for marketing and sales for an IP-based solutions start-up company funded by NYNEX/Bell Atlantic. Mr. Alvarez holds a Bachelor of Engineering degree from the City College of New York as well as an M.B.A. from New York University.

Richard Ramlall, 51, serves as Senior Vice President, Programming, Strategic and External Affairs. Prior to joining RCN in March 2005, Mr. Ramlall served as Senior Managing Director and Executive Vice President of Spencer Trask Media and Communications Group, LLC (a division of New York based venture capital firm Spencer Trask & Company) based in Reston, Virginia, from June 1999 to March 2005. From March 1997 to June 1999, Mr. Ramlall served as Vice President and Managing Director for Strategy, Marketing and International Government Affairs for Bechtel Telecommunications. Prior to that, Mr. Ramlall was Executive Director for International Business Affairs for Bell Atlantic International and spent over 18 years at Bell Atlantic. In 1990, Mr. Ramlall was selected to serve a one year appointment under the Presidential Exchange Executive Program of the White House. Mr. Ramlall holds a B.S. in Business Administration and an M.G.A. (Technology Management) from the University of Maryland.

Leslie Sears, 43, serves as our Senior Vice President and Controller and has served in that role since May 2006. Prior to joining RCN, Ms. Sears spent over seven years at Gannett, where she held a number of positions of increasing authority within the company’s finance organization, including her most recent position of Assistant Controller. Prior to joining Gannett, Ms. Sears was a Senior Audit Manager with PriceWaterhouseCoopers, LLP where she worked from August 1989 to June 1998. Ms. Sears received her B.S. degree in Accounting from the University of Virginia and is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

The Company’s President and Chief Executive Officer is Peter D. Aquino, and its Executive Vice President and Chief Financial Officer is Michael T. Sicoli. Mr. Aquino and Mr. Sicoli, together with Mr. John D. Filipowicz, its President — Residential Markets, PK Ramani, its President — RCN Business Services and Felipe Alvarez, its President — RCN Metro are our “Named Executive Officers.” In addition, we also include among our Named Executive Officers James F. Mooney, the Company’s former Executive Chairman who left the Company in December 2007 and received severance payments in 2008, and Benjamin R. Preston, its former Senior Vice President, General Counsel, and Secretary who left the Company in November 2008.

Background

The Company entered into a new employment agreement with Mr. Aquino to continue as the Company’s President and Chief Executive Officer effective as of December 21, 2007, which employment agreement provides for an employment term ending on December 21, 2010. Having completed his service under his expired employment agreement, Mr. Mooney, the Company’s Executive Chairman from December 2004 through December 2007, decided to resign his executive and director positions with the Company to pursue other opportunities. The Company does not maintain employment agreements that provide for an employment term with any of its Named Executive Officers other than Mr. Aquino.

Compensation Philosophy

The Board of Directors seeks to attract and retain senior executives who possess the leadership and managerial skills to develop corporate strategy and to execute that strategy successfully under the oversight of the Board of Directors. The Compensation Committee therefore designs compensation programs that offer total compensation opportunities substantial enough to attract and retain talented executives, but which are closely tied to the Company achieving performance milestones identified by the Board of Directors. The Company has established pay-for-performance compensation programs for all levels within RCN, including the Named Executive Officers. For our executive officers who perform their jobs at a corporate level, we design the incentive compensation to reward Company-wide performance. The design of the incentive compensation program for these executive officers differs from those officers and employees whose responsibilities are specific to our business units, for whom we design incentive compensation to reward achievement based on a combination of both Company-wide objectives and business unit/geographic market achievement.

For 2008, our Named Executive Officers other than Mr. Filipowicz, Mr. Ramani and Mr. Alvarez were awarded incentive compensation based on Company-wide objectives. During 2008, Mr. Filipowicz functioned as both the President of Residential Markets, as well as the general manager of the Pennsylvania market, and was therefore awarded incentive compensation based on a combination of both Company-wide objectives and the performance of our Pennsylvania market. Mr. Ramani functioned for part of the year as both the President of the RCN Business Services market and the head of Customer Care and was therefore awarded incentive compensation based on a combination of both Company-wide objectives and the performance of the combined residential/small business units. Mr. Alvarez functioned as the President of RCN Metro, the Company’s commercial telecommunications business unit, and was therefore awarded incentive compensation based on a combination of both Company-wide objectives and the performance of RCN Metro. The Compensation Committee annually reevaluates the Company’s strategic objectives and the performance of the executive team, and if necessary, makes compensation adjustments that it believes are necessary to keep management incentives aligned with Company objectives, while assuring the retention of key employees.

In 2008, we offered a total compensation opportunity to senior executives that we believed was competitive on the whole with that offered by our peer group companies, taking into account the Company’s financial and competitive position. The key element of our total compensation opportunity for Named Executive Officers in 2008 related to the grants of equity compensation made by the Company. Prior to 2008, the Compensation Committee made grants of equity compensation to executives in amounts designed to provide compensation over a three-year period. As such, prior to 2008, a substantial majority of outstanding equity compensation granted by the Compensation Committee had been granted in 2005. Our 2005 grants of equity compensation were intended to provide, together with cash compensation, a competitive compensation opportunity for our executives premised on the Company’s performance in 2005, 2006, and 2007. The final vesting of these grants of equity compensation occurred in May 2008. To maintain the competitiveness of our overall compensation program, in 2007, we supplemented our 2005 grant with a grant to four of our Named Executive Officers (including Mr. Preston) of an aggregate of 90,000 shares of restricted stock, 50% of the vesting of which is based on Company performance.

In 2008, the Compensation Committee determined that the interests of the stockholders and senior executives were more closely aligned by redesigning the Company’s equity compensation program to provide for annual grants of equity compensation. The Company’s “annual grant program” is designed to set the value of 2008 equity awards upon the achievement by the Company of 2008 performance objectives, with two-thirds of the grant vesting over the two years following the determination of the value of the equity award. Because the value of equity awards made under this annual grant program is calculated based on actual achievement of performance objectives established one year earlier, the Board is able to deliver compensation to the Named Executive Officers that is more closely aligned with the Company’s overall performance.

Our compensation programs consist of the following components:

•	base salary;

•	short-term bonus; and

•	equity compensation.

Our compensation programs seek to provide short-term cash compensation at or below the average short-term cash compensation paid to executives at comparable companies. Our compensation programs emphasize long-term, non-cash compensation, and we seek to offer long-term non-cash compensation having a potential realizable value at or above the average fair value of long-term equity compensation paid to executives at comparable companies. Despite the Company’s excellent operating results, the drop in the price of U.S. stocks has significantly reduced the value of the stock awards. Therefore, during 2009 the Compensation Committee will re-evaluate the use of equity as a significant component of the total compensation package.

In connection with our negotiation of Mr. Aquino’s new employment agreement in December 2007 and our consideration of compensation for our Named Executive Officers for 2008, we increased our emphasis on performance-based compensation as a percentage of executives’ total compensation opportunity by (a) increasing the short-term bonus payable to executives for achievement of short-term incentive plan objectives, and (b) granting solely performance-based grants of restricted stock units to the senior executives, as opposed to our previous practice of granting restricted stock to such senior executives which was split 50-50 between performance-based and time-based grants.

The Compensation Committee retained Frederic W. Cook & Co., Inc., or Cook, as independent executive compensation consultants in 2008 to provide benchmarking data and analysis to assist with designing and implementing compensation programs that are consistent with this philosophy for 2008. For our 2008 compensation program design, we benchmarked ourselves against the following companies: Alaska Communications, Broadwing Corp, Cincinnati Bell, Citizens Communications, Earthlink, FairPoint Communications, General Communications, Knology, Time Warner Telecom, US LEC, Vonage and XO Holdings. For 2008, we added for the first time Cbeyond, Eschelon Telecom, NTELOS Holdings, and PAETEC to our benchmarking peer group of companies.

The Company annually reviews the compensation payable to each Named Executive Officer and senior executive for the coming year. In the case of Mr. Aquino, this review occurred prior to the Company negotiating the terms of a new employment agreement with Mr. Aquino that was entered into on December 21, 2007. Notwithstanding the Company’s compensation philosophy of providing short-term cash compensation at or below the average of our peer group, the Company determined to pay Mr. Aquino total cash compensation slightly above the median cash compensation paid to the chief executives of our peer group companies. In addition, the Company agreed to pay Mr. Aquino long-term incentive compensation in the form of performance-based and time-based RSUs, which is in excess of the median long-term compensation paid to executives at our peer group companies. The Company determined that these compensation awards were appropriate in light of both (i) the new responsibilities assumed by Mr. Aquino following the departure of James F. Mooney, our former Executive Chairman who was not replaced , and (ii) the diminution in value of equity awards made to Mr. Aquino in 2005. Mr. Aquino has satisfied the performance objectives established by the Compensation Committee; however, due primarily to the significant drop in the prices of U.S. stocks, the value of Mr. Aquino’s equity compensation declined and is currently well below the target compensation established by the Committee. In February 2009, Mr. Aquino voluntarily surrendered a portion of his outstanding stock options due to the amount by which the exercise price of such stock options exceeded the levels at which the Company’s common stock then traded.

With respect to the other Named Executive Officers, the Company evaluates compensation based on the following factors:

•	overall performance and effectiveness;

•	increases or decreases in functional responsibilities from prior years;

•	remaining unvested equity compensation;

•	value of vested options;

•	the availability of qualified successors to the executive; and

•	developments in compensation practices at comparable companies, as well as at other companies that pose a recruitment threat to us for our key employees.

In general, the Chief Executive Officer determines the compensation offered to the other Named Executive Officers. The Compensation Committee, in consultation with independent executive compensation consultants retained by the Committee, reviews those compensation levels for the coming year, and recommends any modifications to the Chief Executive Officer that the Committee deems appropriate.

Components of Executive Compensation

Salary.  Base salary is one component of the Company’s overall compensation program, with our objective to set base salary at a rate that is at or below the average base salary paid to executives at our peer group companies. We annually review and adjust the base salary of our Named Executive Officers to be commensurate with each such executive’s rank and responsibilities (and consistent with our overall compensation philosophy). For 2008, we evaluated executive compensation with the assistance of Cook and adopted an approach for setting executives’ base salary and other forms of compensation reflecting each individual executive’s responsibilities and role with the Company. The approach included an evaluation of the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the importance of the individual to the strategic plan of the Company, and the availability of well-qualified candidates to replace that individual. Following this evaluation, the Compensation Committee reviewed the base salaries that had been recommended by Mr. Aquino for all of the Named Executive Officers (other than Mr. Aquino). These salary amounts ranged from $235,000 to $325,000. We believe that such compensation levels are consistent with our philosophy to pay base salary at or below the average base salary paid at our peer group companies. For 2009, in light of the rapidly changing competitive environment for cable and telecommunications services and the overall economic downturn in the U.S. economy, we have determined to make increases in the base salaries for only those Named Executive Officers who have assumed, or will assume, additional responsibilities in 2009 (which we expect will be limited to not more than two of our Named Executive Officers).

Annual Bonus.  Annual, short-term cash bonuses are intended to reward the Named Executive Officers (and the other senior executives of the Company) for performance during the year, and are paid upon the achievement by the Company of objectives determined by the Board of Directors at the beginning of the year. We believe that the annual bonuses that we paid in 2009 with respect to the Company’s 2008 performance are consistent with our philosophy to pay annual bonuses in amounts at or below the average annual bonuses paid at comparable companies. (These bonuses are recorded on the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation”).

During 2008, the Company adopted the 2008 Short Term Incentive Plan, or the 2008 Bonus Plan, which resulted in the payment of bonuses to the Named Executive Officers in the aggregate amount of approximately $1.15 million. The 2008 Bonus Plan uses the following Company-wide performance metrics and aggregate bonus opportunity weighting:

	Percentage of
	Annual		Achievement
Performance Metric	Bonus	2008 Target	Percentage
		($ in Millions)

Revenue	33%	742	94%
EBITDA	33%	198	93%
Free Cash Flow(1)	33%	$15.5 to $20.5	100%

(1)	excluding “change in working capital and other”

We selected the performance metrics of the 2008 Bonus Plan because each metric corresponded to a key 2008 business objective of the Company and, taken as a whole, performance against these objectives generally drives shareholder value. “Revenue” represents overall growth in the business, “EBITDA” represents improved operating margins and ability to deliver services cost-effectively, and “Free Cash Flow” is viewed by management and the overall markets as a key metric of financial health. While we believed that the specific goals of each metric were achievable at the time established, the Company was required to exceed the prior year’s financial performance and meet the strategic operating objectives set by the Board of Directors in order to receive any payment under the 2008 Bonus Plan. In addition, we conditioned sixty percent of the annual bonus target for business unit/geographic market-level management employees on the Revenue and EBITDA of their specific geographic market. If the Company or the applicable market exceeded the performance metrics, the 2008 Bonus Plan provided for the payment of greater than 100% of the prescribed bonus amount, up to but not exceeding 150% of the prescribed bonus amount. In February 2009, we paid approximately 96% of the corporate bonus target for the 2008 fiscal year based on the Revenue, EBITDA and Free Cash Flow results described above. Payments were made to market-based employees at varying levels depending upon market/business unit financial results.

In April 2009, the Compensation Committee approved the financial objectives for the 2009 Short Term Bonus Plan (the “2009 Bonus Plan”). The 2009 Bonus Plan placed greater emphasis on performance within the Company’s two reporting segments: Residential & Small/Medium Business, or Resi/SMB, and RCN Metro. Below is the manner in which the employees’ total bonus opportunity is allocated, based on the achievement of performance objectives set for the entire company, for its two reporting segments, and within the specific geographic markets of Resi/SMB. Employees who do not work within one of the Company’s reporting segments, who we refer to as corporate employees receive a bonus based solely on the Company’s overall performance.

		Percentage of 2009
Employee Business Unit	Performance Category	Bonus

Resi/SMB	Total Company Results	25%
	Resi/SMB Business Unit Results	25%
	Resi/SMB Geographic Market Results	50%
RCN Metro	Total Company Results	25%
	RCN Metro Business Unit Results	75%
Corporate	Total Company Results	100%

The 2009 Bonus Plan also establishes quantative objectives within each of the performance categories discussed above as follows: (1) Total company comprised of revenue (1/3), EBITDA (1/3) and free cash flow (1/3); (2) Resi/SMB segment, comprised of Resi/SMB revenue (40%), EBITDA (40%) and customer care improvement (20%); (3) Resi/SMB geographic markets comprised of market revenue (50%) and EBITDA (50%); and (4) RCN Metro segment, comprised of Metro total revenue (25%), gross and net install revenue (25%), and EBITDA (50%).

Equity Compensation.  The Company established the 2005 Stock Plan in June 2005. The 2005 Stock Plan is the primary means by which we provide long-term compensation, and is intended to further the growth and profitability of RCN by increasing incentives and encouraging ownership of shares of Common Stock by RCN’s executives, employees, and Directors. The 2005 Stock Plan is a primary compensation platform by which RCN can attract and retain key executives and link executive compensation to appreciation of RCN’s stock price. In designing equity compensation programs, we believe that the compensation of our senior-most executives — the executives who have the greatest ability to influence our performance — should have substantial performance-based vesting criteria, whereas lower-level executives who execute the initiatives of our senior team should generally have time-based vesting criteria.

Under the terms of the 2005 Stock Plan, the Company can issue, among other instruments, options to purchase Common Stock as well as shares of Common Stock that during their vesting period can not be sold for prescribed periods, which we refer to as restricted stock. We are also able to issue restricted stock units, or RSUs, which are a contractual right to receive compensation in the form of shares of RCN Common Stock, which appreciate in value as the trading price of RCN Common Stock increases. The grants of RSUs made to each of the Named Executive Officers in 2008 are set forth below in the “Grants of Plan Based Awards” table. The RSU grants made to the Named Executive Officers are consistent with our philosophy to provide equity compensation with potential realizable value at or above the average fair value of equity compensation granted at comparable companies.

We deliver grants to award recipients on the grant date equivalent in value to the targeted equity award dollar value approved by the Compensation Committee in advance of the grant date. The specific number of options, shares of restricted stock or restricted stock units to be granted is determined by dividing the targeted equity award dollar value applicable to each type of award by the estimated potential realizable value of each type of award on the grant date. In the case of stock options, the estimated potential realizable value is determined based on the Black Scholes formula, and in the case of restricted stock or restricted stock units, the value is based on the trailing 30-day average closing price of the Company’s common stock on the grant date. This methodology is similar to the manner in which we determine equity compensation expense pursuant to FAS 123R. We believe that delivering a substantial compensation to our senior executives based on the Company’s success is the most effective means of aligning the interests of our management and stockholders. In general, grants of stock options, restricted stock, and RSUs under the 2005 Stock Plan are subject to vesting over three years; however, in certain instances where the option grant date appreciably lags the initiation of the qualifying service period, the vesting schedule is adjusted to reflect three year vesting from the commencement of the applicable service period.

For 2008, the Company revised its equity compensation program, providing for equity compensation to be granted to the Named Executive Officers (and certain other executive officers) annually, a portion of which was performance-based, comprised of RSUs that vested solely based on the Company’s achievement of 2008 financial performance milestones, and a portion of which was time-based, comprised of stock options that accrue value to the employee only in the event of increased shareholder equity value. This program replaced the Company’s prior practice of making multi-year grants to executives and employees, which practice commenced upon the Company’s emergence from bankruptcy in 2004. Because the value of equity awards made under this newly-established annual grant program is determined based on the Company’s performance in 2008, the Board is able to deliver compensation to the Named Executive Officers that is more closely aligned with the Company’s overall performance. RCN employees other than the Named Executive Officers received grants of equity compensation under this program that were both performance-based and time-based: stock options accruing value as the value of RCN common stock appreciates and/or RSUs that vest solely based on the passage of time.

The Company determined the targeted equity award dollar value of its 2008 stock option and performance-based RSU grants based on several factors, including comparisons to (i) the estimated potential realizable value (as of the grant date) of grants made in the previous three years, calculated on an annualized basis, as well as (ii) the value of equity awards made to executives at peer-group companies. For comparison purposes, the targeted equity award dollar value was expressed a multiple of the Named Executive Officers’ short-term cash compensation. Consistent with our past practice of awarding equity compensation at or above the levels awarded at our peer group companies, Mr. Aquino received a grant of equity compensation equal to twice his short-term cash compensation and Mr. Sicoli received a grant of equity compensation equal to 1.75 times his short-term cash compensation, while the other Named Executive Officers received equity compensation awards equal in value to 1.5 times their 2008 base salaries. The mix for each of these awards was 50% time-based stock options and 50% performance-based RSU’s.

Previously, the Compensation Committee has preferred to issue stock options rather than restricted stock or RSUs because stock options convey value only as our Common Stock price appreciates. However, in certain cases we have issued restricted stock and RSU’s, particularly to our senior executives, to provide a meaningful retention benefit for the Company when no other significant retention incentive is in place. In addition, during periods such as 2008, when the Company’s share price decreased (as a result of the drop in prices of US stocks) in spite of the Company’s consistent financial performance, we have decided to issue a higher mix of RSUs compared to stock options to the Named Executive Officers to improve retention by ensuring some value in respect of the equity component of their overall compensation, and to use the authorized share pool more efficiently.

We generally grant equity compensation only during periods where the Company’s window for trading the Common Stock is open pursuant to our Insider Trading Policy (which is formally entitled “the Company’s Trading Policies and Procedures & Section 16 Reporting and Filing Responsibilities”), other than when the Compensation Committee determines that a grant is necessary in connection with new hires or promotions. Because the Compensation Committee’s schedule is generally determined months in advance of its meetings, the proximity of any awards to earnings announcements or other market events is coincidental.

Other Benefits

The Company also provided benefits to its Named Executive Officers in the form of life insurance and a matching contribution to the Company’s 401(k) plan. The Company provided life insurance benefits in amounts up to two times the Named Executive Officer’s base salary. Furthermore, the Company provides a matching benefit to the Named Executive Officers’ contributions to the Company’s 401(k) plan equal to 100% of the first three percent of contributions. The Company contributions are 100% vested when made. The Company suspended the 401(k) matching benefit in March 2009.

Severance Payments

With respect to senior management, including Named Executive Officers, the Company provides severance benefits that are competitive in the market as consideration for employees entering into non-competition agreements designed to protect the Company for the period of time the Company believes appropriate to maintain its competitive position. Upon termination of employment (other than for cause), Mr. Aquino is entitled to severance payments under his employment agreement that includes up to two years of continuation of salary, annual bonus, and health benefits. With respect to other executives, RCN maintains severance guidelines administered by the Compensation Committee that provide for the other Named Executive Officers (for terminations other than for cause) to receive a lump-sum, cash severance payment in the amount of six months of their then applicable base salaries.

Mr. Mooney, upon his separation from RCN in December 2007, received the following benefits: (a) a gross severance payment of $810,000 payable in one lump sum cash payment of $405,000 on June 30, 2008 and six monthly payments, in an amount equal to $67,500, beginning on July 31, 2008, (b) agreement by RCN to pay his annual bonus with respect to the 2007 fiscal year in the amount of $246,780, and (c) accelerated vesting of all then outstanding and unvested shares of restricted stock and options to purchase RCN Common Stock. Upon termination of his employment in November 2008, Benjamin R. Preston, our former Senior Vice President and General Counsel, received the following benefits: (a) a gross severance payment of $187,500 paid in one lump sum on November 14, 2008, (b) agreement by RCN to pay a ratable portion of his 2008 annual bonus, which payment of $72,863 was paid in February 2009, and (c) continued vesting of his outstanding equity awards scheduled to vest prior to March 31, 2009.

Change of Control

On July 3, 2008, the Company adopted the Amended and Restated RCN Corporation Change of Control Severance Plan, or the “Severance Plan”, in which the Named Executive Officers other than Mr. Aquino are participants. The purposes of the Severance Plan are: (a) to encourage the Named Executive Officers to remain with the Company until any change of control is completed, and (b) to encourage Named Executive Officers to remain with the Company in the event that any such change of control is not consummated. The Severance Plan was amended in July 2008 primarily to provide that outstanding equity awards of participants in the Severance Plan would vest and become exercisable if such participants are terminated following a change of control, rather than upon the occurrence of a change of control. In addition, the cash severance payments available to participants in the Severance Plan were increased by the amount of such participants’ annual target bonus. The Severance Plan was also amended to provide that the Company would not revoke the Severance Plan at the request of a third party in contemplation of a change of control.

In general, a “change of control” under the Severance Plan occurs when: (i) any person is or becomes a beneficial owner of 50% or more of RCN’s voting stock, (ii) any merger, consolidation or other similar corporate transaction is consummated or all or substantially all of the assets of RCN are disposed of, in each case subject to certain exceptions, (iii) a majority of the Board consists of individuals other than the directors on the effective date of the Severance Plan or any successor to any such individual if such successor was approved by a majority of the directors who then comprised the incumbent Directors) or (iv) RCN adopts any plan of liquidation providing for the distribution of all or substantially all of its assets. In addition, in general, a “qualifying termination” means a termination of employment that entitles a participant to severance benefits provided for under the Severance Plan. In the event that both triggers occur, a participant is entitled to continued payment of base salary for twelve months, a payment equal to the participant’s target bonus then in effect, a pro rated annual bonus for the year of termination (based on an assumption that the target bonus is achieved), and accelerated vesting of all unvested, outstanding equity compensation. The Severance Plan would supersede the Company’s ordinary severance guidelines, such that participants in the Severance Plan would be paid severance benefits under either the Severance Plan or the Company’s ordinary severance guidelines, not both.

Pursuant to his employment agreement Mr. Aquino is entitled to accelerate vesting of all unvested, outstanding equity compensation if his employment is terminated following the occurrence of a change of control.

Set forth below are the severance and change of control benefits that would have been payable to the Named Executive Officers, assuming that a change of control had occurred on December 31, 2008 at a transaction price of $5.90 per share of Common Stock and if their employment had ceased on that date, the closing price of Common Stock on the NASDAQ on December 31, 2008.

		Accelerated		Tax-	Continued
		Equity	Total Equity	Related	Medical
		Compensation	Compensation	Gross	Benefits
Executive	Severance ($)	Value(1)($)	Value(1)(2)($)	Up(3)	($)

Peter D. Aquino(4)	2,400,000	1,623,552	2,321,640	0	4,551
Michael T. Sicoli	520,000	289,190	636,871	0	4,407
John D. Filipowicz	375,000	352,100	385,223	0	3,621
PK Ramani	331,338	352,100	383,235	0	3,621
Felipe Alvarez	375,000	250,547	268,512	0	3,621
Benjamin R. Preston(5)	0	159,672	191,579	0	4,551

(1)	Based on the difference between stock option exercise price and an assumed transaction price of $5.90 per share, and not giving effect to any applicable Federal, state, or local taxes applicable to such proceeds.

With respect to shares that were not vested as of December 31, 2008, amounts do not give effect to any reduction in shares in respect of applicable taxes. Amounts include the benefit of a dividend of $9.33 per share applicable to shares of restricted stock outstanding and unvested prior to June 25, 2007 and remaining unvested as of December 31, 2008.

(2)	For the portion of any grant of restricted stock that vested prior to December 31, 2008, amounts give effect to reduction in the overall shares held by such executive due to the repurchase of shares of such grant by the Company sufficient to cover any applicable tax withholding on the vesting date.

(3)	Represents payments to which the executive would be entitled pursuant to his employment agreement with the Company or Severance Plan. Actual payments and the assumptions used in arriving at such amounts can only be determined at the time of such executive’s termination or change of control and may differ materially from the amounts that would be set forth in this table based on assumptions as of December 31, 2008. Does not include any cost to the executive of non-competition or other restrictive covenants.

(4)	Assuming that Mr. Aquino was terminated without Cause (as defined in his employment agreement with the Company), amounts reflected under “Severance” are equal to two years of salary and bonus, as contemplated by his December 21, 2007 employment agreement. Based on an assumed market price of $5.90, equity held by Mr. Aquino valued at $314,665 would have vested on January 1, 2009, one day following the assumed change of control date set forth in this table, and an additional $209,592 in value of equity would have vested on February 26, 2009, the date that the Company was determined to have met its performance objectives for performance-based vesting provisions of Mr. Aquino’s equity compensation grants.

(5)	Mr. Preston entered into a Severance and Release Agreement with the Company on November 7, 2008, pursuant to which 8,334 shares of restricted stock, 11,102 RSUs, and 32,666 stock options were immediately cancelled and of no further effect as of such date. Amounts reflected in this table relate to the then-outstanding shares of restricted stock and RSUs that the Company agreed to vest in March 2009.

Tax and Accounting Considerations.

The Compensation Committee periodically reviews our compensation practices for purposes of obtaining the maximum tax deductibility of compensation paid. From time to time, the Compensation Committee has awarded, and may award in the future, compensation that is not fully deductible if it determines that such award is consistent with its overall compensation philosophy and is in the best interests of the Company and its shareholders. The Compensation Committee also endeavors to ensure that any compensation that could be characterized as non-qualified deferred compensation complies with Section 409A of the Internal Revenue Code, including by amending existing compensatory arrangements.

The Compensation Committee also takes into account, from time to time as appropriate, the accounting treatment of compensation elements in determining types or levels of compensation for our Named Executive Officers.

Summary Compensation Table

							Change in
							Pension Value
						Non-Equity	& Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name & Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Position	Year	($)	($)	($)(1)	($)(2)	($)	Earnings	($)(3)	($)

Peter D. Aquino	2008	600,000	—	1,041,106	488,606	574,004	—	15,389	2,719,105
President & Chief	2007	540,000	—	1,597,823	1,491,363	246,780	—	11,254	3,887,220
Executive Officer	2006	540,000	—	1,866,583	1,797,194	330,480	—	7,050	4,541,307
Michael T. Sicoli	2008	321,154	10,000	354,383	275,486	184,344	—	9,274	1,154,641
Executive Vice	2007	275,000	10,000	748,442	662,726	100,540	—	18,841	1,815,549
President & Chief	2006	250,000	10,000	741,420	688,604	124,460	—	9,070	1,823,734
Financial Officer
John D. Filipowicz	2008	246,154	5,322	254,085	164,564	110,184	—	7,032	787,341
Senior Vice President &	2007	225,000	15,000	186,555	332,963	72,254	—	13,474	845,246
President, Retail Markets	2006	205,000	—	—	355,072	88,554	—	8,650	657,276
PK Ramani	2008	234,874	5,322	254,085	164,564	92,318	—	5,182	756,345
Senior Vice President &	2007	225,000	15,000	186,555	332,963	72,254	—	9,490	841,262
President, RCN	2006	205,000	—	—	355,072	85,741	—	9,051	654,864
Business Services
Felipe Alvarez(4)	2008	244,231	—	171,345	151,486	115,894	—	6,274	689,230
Senior Vice President &	2007	214,645		111,951	127,998	52,227	—	11,324	518,145
President of RCN Metro	2006	161,219		—	80,059	76,957	—	216,550	534,785
Optical Networks
Benjamin R. Preston(5)	2008	211,538	10,000	170,061	326,141	72,863	—	197,731	988,334
Former Senior Vice	2007	220,865	10,000	186,555	292,512	70,655	—	9,070	789,657
President General	2006	150,000	—	—	264,137	70,627	—	1,746	486,510
Counsel & Secretary
James F. Mooney(6)	2008	—	—	—	—	—	—	810,000	810,000
Former Executive	2007	540,000	—	2,568,395	2,002,066	246,780	—	846,005	6,193,246
Chairman	2006	540,000	—	2,266,269	2,246,490	330,480	—	9,490	5,392,729

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of restricted stock awards (including RSUs) granted to each of the Named Executive Officers in 2008 as well as stock awards made in prior fiscal years, in accordance with SFAS 123R based on the assumptions set forth in Note 11 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008, which was filed with the SEC on February 24, 2009. Fair values in this column were calculated using the Common Stock closing price on the date of grant and multiplying it by the number of shares subject to the grant. See the “Grants of Plan Based Awards” for information on awards made in 2008. These amounts reflect our accounting expense for these awards, and may not correspond to the actual value recognized by the Named Executive Officers.

(2)	This column represents the dollar amount recognized for financial statement purposes with respect to the 2008 fiscal year for the fair value of stock options granted to each of the Named Executive Officers in 2008 as well as prior fiscal years, in accordance with SFAS 123R, based on the assumptions set forth in Note 11 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008 which was filed with the SEC on February 24, 2009. Under the SEC’s rules relating to executive compensation disclosure, the amounts shown exclude the impact of estimated forfeitures related to service based vesting conditions. The amounts were calculated using the Black-Sholes and Lattice pricing models, based upon the following assumptions (and depending upon the date of grant): an expected volatility of between 53% — 54%; an expected term of exercise of between 3.4 and 4.5 years; an interest rate of between 2.5% — 2.7%; and no dividend yield. For information on the valuation assumptions with respect to the grants made prior to 2008, refer to the footnotes to our financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008. See the “Grants of Plan Based Awards” table for information on options granted in 2008. These amounts reflect our accounting expense for these awards, and may not correspond to the actual value that will be recognized by the Named Executive Officers.

(3)	“All Other Compensation” amounts in 2008 were comprised of (a) RCN employer match of employee contributions to the Company’s 401(k) plan, (b) employee life insurance premiums, and (c) value of travel-related expenses paid for by RCN in connection with an internal sales recognition event, including applicable tax gross-ups, as follows:

		Life
	401(k)	Insurance	Travel-
	Match	Premiums	Related	Total
	($)	($)	($)	($)

Peter D. Aquino	15,000	389	0	15,389
Michael T. Sicoli	8,885	389	0	9,274
John D. Filipowicz	6,643	389	0	7,032
PK Ramani	4,793	389	0	5,182
Felipe Alvarez	5,885	389	0	6,274
Benjamin R. Preston	6,831	239	2,661	9,731

(4)	Amount reflected in All Other Compensation for 2006 includes $209,585 that was a retention bonus paid in connection with the closing of RCN’s purchase of Consolidated Edison Communications.

(5)	In addition to the amounts reflected for his 401(k) match, life insurance premiums and travel-related benefits, “Other Compensation” for Mr. Preston includes a severance payment in the gross amount of $187,500 paid to Mr. Preston pursuant to his Severance Agreement with the Company, dated November 7, 2008.

(6)	Included under “All Other Compensation” for Mr. Mooney is severance paid to Mr. Mooney pursuant to his employment agreement with the Company, dated December 21, 2004.

Grants of Plan-based Awards Table

											Grant
								All Other	All Other		Date
								Stock	Option		Fair
								Awards:	Awards:	Exercise	Value of
								Number of	Number of	or Base	Stock
								Shares of	Securities	Price of	and
		Estimated Future Payouts Under Non-Equity			Estimated Future Payouts Under			Stock or	Underlying	Option	Option
	Grant	Incentive Plan Awards ($)			Equity Incentive Plan Awards			Units	Options	Awards	Awards
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(#)	(#)	($/Sh)	($)

Peter Aquino	2/28/2008	0	600,000	900,000
	3/14/2008				0	106,572	159,858				1,195,738
	3/14/2008							160,000			1,795,200
	3/14/2008								210,527	11.22	1,090,530
Michael Sicoli	2/28/2008	0	195,000	292,500
	3/14/2008				0	40,409	60,614				453,389
	03/14/2008								79,269	11.22	412,991
John Filipowicz	02/28/2008	0	125,000	187,500
	3/14/2008				0	16,652	24,978				186,835
	03/14/2008								32,666	11.22	147,977
PK Ramani	02/28/2008	0	106,501	159,752
	3/14/2008				0	16,652	24,978				186,835
	03/14/2008								32,666	11.22	147,977
Felipe Alvarez	02/28/2008	0	125,000	187,500
	3/14/2008				0	16,652	24,978				186,835
	03/14/2008								32,666	11.22	147,977
Benjamin Preston	02/28/2008	0	83,333	125,000
	3/14/2008				0	16,652	24,978				186,835
	03/14/2008								32,666	11.22	147,977

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
								Equity
								Incentive
								Plan
								Awards:	Equity
			Equity					Number of	Incentive
			Incentive					Unearned	Plan Awards:
			Plan					Shares,	Market or
			Awards:				Market	Units, or	Payout Value
	Number of	Number of	Number of			Number of	Value of	Other	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Rights	Shares, Units,
	Underlying	Underlying	Underlying			Units of	Units of	That	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Have Not	Rights That
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Vested	Have Not
	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	(#)	Vested ($)

Peter D, Aquino	256,693	0	0	13.79	12/31/2011	160,000	944,000	106,572	628,775
	21,454	0	0	13.79	12/31/2011	3,334	19,671
	0	210,527	0	11.22	3/13/2015
Michael T. Sicoli	230,534	0	0	13.79	5/23/2012	3,334	19,671	40,409	238,413
	21,455	0	0	13.79	5/23/2012
	0	79,269	0	11.22	3/13/2015
John D. Filipowicz	99,972	0	0	13.79	5/23/2012	8,334	49,171	16,652	98,247
	21,765	0	0	13.79	5/23/2012			8,334	49,171
	12,173	0	0	14.29	5/23/2012
	0	32,666	0	11.22	3/13/2015
PK Ramani	99,972	0	0	13.79	5/23/2012	8,334	49,171	16,652	98,247
	21,766	0	0	13.79	5/23/2012			8,334	49,171
	12,173	0	0	14.29	5/23/2012
	0	32,666	0	11.22	3/13/2015
Felipe Alvarez	40,578	20,291	0	14.42	6/27/2013	5,000	29,500	16,652	98,247
	0	32,666	0	11.22	3/13/2015			5,000	29,500
Benjamin R. Preston	81,158	0	0	16.63	3/27/2013	4,167	24,585	5,550	32,745
								4,167	24,585

Restricted Stock

An aggregate of 185,441 shares of restricted stock were granted to Mr. Aquino on July 19, 2005, one-sixth of such shares vested on each of January 1, 2006, January 1, 2007, and January 1, 2008. In addition, one-sixth of such shares vested on each of March 1, 2006 and March 15, 2007, and approximately 91% of the remaining one-sixth of such shares vested on March 3, 2008, based on the achievement of certain operational and financial performance objectives set by the Compensation Committee for 2005, 2006, and 2007 results. With respect to an aggregate of 75,000 shares of restricted stock held by Mr. Sicoli that were granted on July 19, 2005 , as well as an additional 6,422 shares of restricted stock granted on November 28, 2005, one-sixth of such shares vested on May 24, 2006 and May 24, 2007, and May 24, 2008. In addition, one-sixth of such shares vested on each of March 1, 2006 and March 15, 2007, and approximately 91% of the remaining one-sixth of such shares vested on March 3, 2008, based on the achievement of certain operational and financial performance objectives set by the Compensation Committee for 2005, 2006 and 2007 results.

Messrs. Filipowicz and Ramani also each received a grant of 25,000 shares of restricted stock, and Mr. Alvarez received a grant of 15,000 shares of restricted stock, on February 28, 2007. One-sixth of such shares vested on March 17, 2008 and March 17, 2009, and an additional one-sixth of such shares will vest on March 17, 2010. In addition, approximately 91% of one-sixth of such shares vested on March 3, 2008, and approximately 96% of one-sixth of such shares vested on February 26, 2009, based on the Company’s achievement of operational and financial performance objectives set by the Compensation Committee for 2007 and 2008, respectively, and up to an additional one-sixth of such shares will vest in 2010 based on the Company’s achievement of operational and financial performance objectives set by the Compensation Committee for 2009.

Restricted Stock Units

An aggregate of 160,000 restricted stock units, or RSUs, were granted to Mr. Aquino on March 14, 2008, one-third of which vested on January 1, 2009, with an additional one-third of such RSUs each scheduled to vest on January 1, 2010 and January 1, 2011. With respect to an aggregate of 106,572 RSUs granted to Mr. Aquino on March 14, 2008, 96% of one-third of such RSUs vested on February 26, 2009 based on the achievement by the Company of operational and performance objectives in 2008, and 96% of one-third of such shares will vest on each of June 1, 2010 and June 1, 2011. With respect to an aggregate of 40,409 RSUs granted to Mr. Sicoli on March 14, 2008, approximately 96% of one-third of such shares vested on February 26, 2009 based on the achievement by the Company of operational and performance objectives in 2008, and 96% of one-third of such shares will vest on each of June 1, 2010 and June 1, 2011.

Messrs. Filipowicz, Ramani and Alvarez also each received a grant of 16,652 shares of RSUs on March 14, 2008. Approximately 96% of one-third of such RSUs vested on February 26, 2009 based on the achievement by the Company of operational and performance objectives in 2008, and 96% of one-third of such shares will vest on each of June 1, 2010 and June 1, 2011.

Stock Options

With respect to the options granted to Mr. Aquino on July 19, 2005, one-sixth of such options vested on each of January 1, 2006, January 1, 2007, and January 1, 2008. In addition, one-sixth of such options vested on each of March 1, 2006 and March 15, 2007, and approximately 91% of the remaining one-sixth of such options vested on March 3, 2008, based on the achievement of certain operational and financial performance objectives set by the Compensation Committee for 2005, 2006, and 2007 results.

With respect to the stock options granted to Mr. Sicoli on July 19, 2005, one-sixth of such options vested on each of May 24, 2006, May 24, 2007, and May 24, 2008. In addition, one-sixth of such options vested on each of March 1, 2006 and March 15, 2007 and approximately 91% of the remaining one-sixth of such options vested on March 3, 2008, based on the Company’s achievement of certain operational and financial performance objectives set by the Compensation Committee for 2005, 2006 and 2007 results.

With respect to the stock grants granted to Messrs. Filipowicz and Ramani on July 19, 2005, one-third of their respective options vested on each of May 24, 2006, May 24, 2007, and May 24, 2008. With respect to the stock options granted to Mr. Preston on March 28, 2006, one-third of such options vested on each of March 28, 2007, March 28, 2008, and March 28, 2009.

On March 14, 2008, Mr. Aquino received a grant of options to purchase 210,527 shares of the Company’s common stock, Mr. Sicoli received a grant of options to purchase 79,269 shares of the Company’s common stock, and Messrs. Filipowicz, Ramani and Alvarez also each received a grant of options to purchase 32,666 shares of the Company’s common stock, all at an exercise price of $11.22 per share. One-third of such stock options will vest on each of June 1, 2009 f June 1, 2010 and June 1, 2011.

Option Exercises And Stock Vested Table

	Option Awards		Stock Awards
			Number of
	Number of		Shares
	Shares Acquired	Value Realized	Acquired on	Value Realized on
Name	on Exercise (#)	on Exercise ($)	Vesting (#)	Vesting ($)

Peter D. Aquino(1)	0	0	30,907	481,840
			28,249	305,372
			3,333	32,830
Michael T. Sicoli	0	0	11,425	123,504
			12,500	150,125
			978	10,572
			1,072	12,875
			3,333	32,830
John D. Filipowicz	0	0	3,808	41,164
			4,166	46,868
PK Ramani	0	0	3,808	41,164
			4,166	46,868
Felipe Alvarez	0	0	2,285	24,701
			2,500	28,125
Benjamin R. Preston	0	0	3,808	41,164
			4,166	46,868

Pension Benefits and Nonqualified Deferred Compensation

The Company does not offer any pension benefits other than the Company’s 401(k) plan benefits described above. In addition, the Company does not offer any nonqualified deferred compensation benefits. Therefore, these tables are omitted.

Executive Officers’ Employment Agreements

Below is a summary of the employment agreement entered into with Mr. Aquino.

The Company entered into a new employment agreement with Mr. Aquino on December 21, 2007. The initial term of the employment agreement expires on December 21, 2010, with one-year annual extensions, unless either party provides the other party with 90 days prior written notice of its intention not to extend the employment term. The employment Agreement provides for a base salary of $600,000 per year, subject to annual review for increase by the Compensation Committee and Board of Directors, and an annual performance-based cash bonus of 100% of base salary, payable upon achievement of goals established by the Committee. We believe that this base cash compensation for Mr. Aquino is consistent with the Company’s compensation philosophy to compensate our executives at or below the short term cash compensation offered to Chief Executive Officers at our peer group companies.

Upon execution of the employment agreement, the Company authorized the grant to Mr. Aquino of an award of restricted stock units with respect to 160,000 shares of Common Stock, par value $0.01 per share, of RCN under the terms of the Company’s 2005 Stock Compensation Plan. One-third of the shares subject to this initial award shall vest and become payable on January 1, 2008 and each of the two anniversaries thereafter. Mr. Aquino shall also be eligible for discretionary annual awards of equity incentives under the Stock Plan in 2009 and in future calendar years, as determined by the Compensation Committee in its discretion. The employment agreement provides that these annual awards, if any, (a) shall be determined with reference to a targeted value of two times Mr. Aquino’s base salary plus 100% of his target bonus, (b) shall be allocated as not less than 25% restricted stock units with performance vesting and not more than 75% as stock options, (c) would become vested over a period not to exceed 36 months and (d) if stock options, the exercise price shall equal the fair market value of RCN’s common stock on the date of the grant.

The employment agreement also provides that, in general, the initial RSU award and any annual awards shall be (a) subject to forfeiture until vested as provided in the employment agreement, (b) non-transferable except for permitted transfers as approved by the Compensation Committee pursuant to the terms of the 2005 Stock Plan, (c) fully vested and, in the case of stock options, exercisable upon a Change in Control (as defined in the 2005 Stock Plan), with respect to the unvested portion of the initial RSU award and any annual awards then held by Mr. Aquino, fully vested and, in the case of stock options, exercisable.

The employment agreement provides that Mr. Aquino’s employment with the Company and the employment term shall terminate upon the earliest to occur of (a) Mr. Aquino’s death, (b) the termination of Mr. Aquino’s employment by the Company by reason of Mr. Aquino’s disability, (c) the termination of Mr. Aquino’s employment by the Company for Cause (as defined in the employment agreement) or without Cause, (d) the termination of Mr. Aquino’s employment by Mr. Aquino without Good Reason (as defined in the employment agreement) upon 60 days written notice or for Good Reason in accordance with the employment agreement and (e) the expiration of Mr. Aquino’s employment term.

The employment agreement provides that upon any termination of Mr. Aquino’s employment, he shall be entitled to payment of any earned but unpaid portion of the base salary, bonus, benefits and unreimbursed business expenses, in each case with respect to the period ending on the date of termination. In addition to the payments and benefits in the preceding sentence, if Mr. Aquino’s employment is terminated (x) by the Company without Cause (other than due to death or disability) (y) by Mr. Aquino for Good Reason, or (z) by Mr. Aquino immediately after the expiration of the initial three-year employment term due to the Company’s provision of a “Non-Renewal Notice” (as defined in the employment agreement), then: (i) the Company shall pay Mr. Aquino the Severance Payments (as defined below) in equal monthly installments beginning with the month following the month in which the date of termination occurs for the duration of the applicable “Severance Period” (as defined below), (ii) the Company shall provide Mr. Aquino with continued medical coverage at active-employee rates for the duration of the applicable Severance Period or, if earlier, until Mr. Aquino receives subsequent employer-provided coverage and (iii) Mr. Aquino shall vest as of the date of termination in the portion of the equity awards that would otherwise have become vested during the applicable Severance Period, with the vested portion of any stock options remaining exercisable for the shorter of the one-year period following Mr. Aquino’s date of termination and the remainder of the original term. For these purposes, the following terms have the following definitions:

•	“Severance Payments” shall be an amount equal to 1/12 the sum of the Base Salary and 100% Target Bonus, in each case as in effect on Mr. Aquino’s date of termination and as defined in the employment agreement.

•	“Severance Period” shall be a number of months that for purposes of clauses (x) and (y) above shall be 24 months and that for purposes of clause (z) above shall be 12 months.

•	“Equity Awards” shall be the portion of the initial RSU award, the annual awards, if any, and any prior awards.

Payment of the Severance Payments and other benefits are conditioned upon Mr. Aquino’s execution and delivery of an irrevocable general release in form satisfactory to the Company and Mr. Aquino. The Employment Agreement also contains confidentiality, non-compete, non-solicit and non-disparagement clauses restricting certain activities of Mr. Aquino during and for certain specified periods following his employment term.

Director Compensation

In November 2007, the Board of Directors adopted revised director compensation guidelines for 2008. Under this director compensation program, each member of the Board is paid an annual cash retainer of $60,000. In addition, the members of the Compensation and Audit Committees received an annual fee of $10,000 with the chairman of each such committee receiving $15,000. The members of the Nominating/Corporate Governance Committee received membership fees of $5,000 with the chairman receiving $10,000. The Board also adopted an annual equity compensation program for non-employee members of the Board, consisting of a grant of 10,000 RSUs to each of the non-employee members of the Board (other than

Messrs. Levine and Cecin) that vested on January 1, 2009. Mr. Levine received a grant of 5,000 RSUs when he joined the Board in July 2008. These units vested on January 1, 2009. Several members of the Board elected to defer settlement of these RSUs until their service on the Board concludes.

On February 12, 2009, the Compensation Committee of the Board of Directors of the Company approved a grant of restricted stock units to each director (other than Mr. Cecin) with such grant to be effective on March 2, 2009. The restricted stock units are scheduled to vest in June 2009, on the date of the Company’s Annual Meeting of Stockholders. These grants will provide equity based compensation for the six month period January 2009 through June 2009, and is being made as a transitional grant reflecting a change in the timing of the board’s equity compensation grants. The grant award cycle is being changed from a January grant date to a June grant date so that future grant awards can be coincident with the annual election of directors. On April 6, 2009, Mr. Cecin received a pro-rata grant of restricted stock units in conjunction with joining the Board of Directors.

The award was made on March 2, 2009 rather than in January as in prior years in order to assure that the same methodology was used for the director grant awards as is currently used for employee grant awards. This grant reflects a change in methodology to a value-based approach, as opposed to prior director grants, which were based solely on a fixed number of shares. The grant amount was determined by dividing (a) half of the 2008 director grant fair value by (b) the 30-day trailing average closing price of RCN’s common stock as of March 2, 2009. In the future, it is anticipated that director grants will be made using a value-based approach and will be made on the same date that grants are made to employees of the Corporation, which are expected to take place promptly after the Annual Meeting of Stockholders.

Mr. Katzenstein, as Non-Executive Chairman, received annual compensation of $75,000, which was paid one-half in RSUs and one-half in cash.

Under the Company’s Corporate Governance Guidelines, which are available on our website, members of the Board of Directors, including Mr. Aquino, are strongly encouraged to have meaningful equity ownership in the Company. In general, it is expected that each member of the Board of Directors will own significant shares of Common Stock while serving as a member of the Board. Each non-management member of the Board of Directors is therefore restricted from selling more than 50% of the after-tax net shares of restricted stock granted to such director while in office. In 2008, the Company adopted a guideline encouraging senior executives to retain at least 50% of their vested equity compensation or $100,000 in investment in the Company.

RCN’s Board of Directors may adjust compensation to current and future non-employee Directors as appropriate based on market conditions. The fees and stock awards for 2008 are summarized below.

				Special
		Fees Earned	Stock	Committee
		or Paid in	Awards	Compensation
Name	Year	Cash ($)	($)(1)	($)(2)	Total ($)

Benjamin Duster	2008	75,000	114,500	60,760	250,260
Lee Hillman	2008	77,500	114,500	—	192,000
Michael Katzenstein	2008	124,500	153,738	72,909	351,147
Charles Levine	2008	20,000	54,250	—	74,250
Theodore Schell	2008	85,000	114,500	60,760	260,260
Daniel Tseung	2008	80,000	114,500	—	194,500

(1)	This column represents the dollar value recognized for financial reporting purposes with respect to the 2008 fiscal year for the fair value of 10,000 RSUs granted to each non-employee director as an equity award in 2008 (other than Mr. Levine who received a grant of 5,000 RSUs upon joining the Board in July 2008.)

(2)	Includes an aggregate of $194,429 of additional compensation paid to Messrs. Duster, Schell, and Katzenstein in connection with their service on a special committee of the Board that met during 2007, which the Company paid through the issuance of RSUs on June 3, 2008.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of RCN (the “Compensation Committee”) has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Daniel Tseung, Chairman
Jose A. Cecin
Charles E. Levine

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee through March 31, 2009 was comprised of Messrs. Schell (Chairman), Tseung, and Katzenstein. From April 1, 2009, the Compensation Committee has been comprised of Messrs. Tseung (Chairman), Levine, and Cecin. None of these directors has ever served as an officer or employee of RCN or any of its subsidiaries, nor does any such Director have any relationship required to be disclosed pursuant to Item 407(e)(4)) of Regulation S-K.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of RCN (the “Audit Committee”), pursuant to its Charter adopted by the Board of Directors of RCN on April 7, 2005, oversees RCN’s financial reporting process on behalf of the Board of Directors. The Audit Committee currently consists of four directors, who each individually meet the independence criteria prescribed by the applicable SEC rules and regulations and NASDAQ Rule 4200(a)(15). Mr. Duster is designated by the Board of Directors as the “audit committee financial expert” as defined under applicable SEC rules and regulations.

The Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2008; discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented; and, received from the independent accountants written disclosures and the letter regarding their independence required by Independence Standards Board Standard No. 1, as currently in effect, and discussed with the independent accountants their independence.

Based on the review and discussions noted above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Benjamin C. Duster, IV, Chairman
Jose A. Cecin
Michael E. Katzenstein
Lee S. Hillman

Audit Committee Pre-approval Policies and Procedures.

The Audit Committee has adopted a policy requiring the pre-approval of all audit and permissible non-audit services provided by RCN’s independent registered public accountants. Under the policy, the Audit Committee is to pre-approve any recurring audit and audit-related services to be provided. The Audit

Committee also may generally pre-approve, up to a specified maximum amount, any non-recurring audit and audit related services for the following fiscal year. All pre-approved matters must be detailed as to the particular services or category of services to be provided, whether recurring or non-recurring, and reported to the Audit Committee at its next scheduled meeting. Permissible non-audit services are to be pre-approved on a case-by-case basis. The Audit Committee may delegate its pre-approval authority to any of its members, provided that such member reports all pre-approval decisions to the Audit Committee at its next scheduled meeting. RCN’s independent registered public accountants and members of management are required to report periodically to the Audit Committee the extent of all services provided in accordance with the pre-approval policy, including the amount of fees attributable to such services. In 2008, no non-audit services were provided by RCN’s independent registered public accountant.

Principal Accountant’s Fees and Services

The following is a summary of the fees incurred by RCN from Friedman LLP for professional services rendered for the fiscal years ended December 31, 2008 and December 31, 2007.

Fee Category	2008	2007
	(In thousands of dollars)

Audit Fees	$663	$671
Audit Related Fees(1)	25	28
Tax Fees	—	—
All Other Fees(2)	13	57

Total Fees	$701	$756

(1)	Audit-Related Fees for the years ended December 31, 2008 and December 31, 2007 reflect fees paid for audits of RCN’s employee benefit plan.

(2)	All Other Fees for the year ended December 31, 2008 included fees paid in connection with (i) the audit of certain RCN franchise agreements; (ii) our response to a SEC comment letter; and (iii) assurance and related services. All Other Fees for the year ended December 31, 2007 included fees paid in connection with (i) the review and issuance of warrants, and the registration of such warrants and the shares of RCN Common Stock issuable upon exercise thereof on the Registration Statement No. 333-144794, (ii) the declaration of a special dividend by RCN in May 2007, (iii) due diligence services, and (iv) the audit of certain RCN franchise agreements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, as amended, requires Directors, executive officers, and holders of more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of RCN. To the knowledge of RCN and based solely on a review of such reports and amendments thereto furnished to RCN during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 2008, except that the following individuals filed late Form 3s, “Initial Statement of Beneficial Ownership”, and Form 4s, “Statement of Changes in Beneficial Ownership”: Peter Aquino (three late Form 4 filings two reporting one transaction and one reporting two transactions), James F. Mooney (one late Form 4 filing reporting two transactions), Michael E. Katzenstein (one late Form 4 filing reporting one transaction), Daniel Tseung (two late Form 4 filings each reporting one transaction), Lee S. Hillman (two late Form 4 filings each reporting one transaction), Benjamin Duster (two late Form 4 filings each reporting one transaction), Benjamin Preston (three late Form 4 filings each reporting one transaction), Theodore H. Schell (three late Form 4 filings each reporting one transaction), Michael T. Sicoli (three late Form 4 filings each reporting one transaction), Leslie Sears (three late Form 4 filings each reporting one transaction), Richard Ramlall (three late Form 4 filings each reporting one transaction) and Plainfield Special Situations Master Fund Ltd. (one late Form 3 filing reporting one transaction).

OTHER INFORMATION

Solicitation of Proxies

RCN will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Mellon Investor Services, RCN’s stock transfer agent, will assist RCN in soliciting proxies at an approximate cost of $3,000 plus reasonable expenses. In addition, Directors, officers, and other employees of the Company also may solicit proxies, without additional compensation. Any solicitations may be made personally or by e-mail, facsimile, telephone, messenger, or via the Internet. RCN will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to you.

Financial Information/Annual Report

You may obtain a copy of RCN’s Annual Report on Form 10-K for the year ending December 31, 2008, including the financial statements, schedules and exhibits, without charge by sending a written request to RCN Corporation, 196 Van Buren Street, Herndon, Virginia 20170, Attn: Investor Relations, e-mail: ir@rcn.com. The Annual Report on Form 10-K is also available at www.rcn.com.

No Incorporation By Reference

In RCN’s filings with the SEC, information is sometimes “incorporated by reference.” This means that RCN is referring you to information that has previously been filed by it with the SEC, so the information should be considered as part of the applicable filing. Based on SEC regulations, the “Compensation Committee Report” and the “Report of the Audit Committee” are specifically not incorporated by reference into any other filings with the SEC. This Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Stockholder Proposals

RCN’s Board of Directors will provide for the presentation of your proposals at the 2009 Annual Meeting, provided that such proposals are submitted by eligible stockholders who have complied with the relevant SEC regulations regarding stockholder proposals, and our Bylaws, a copy of which are available upon written request addressed to the Secretary of RCN at RCN’s principal executive offices located at 196 Van Buren Street, Herndon, Virginia 20170. To be included in our Proxy Statement for the 2010 Annual Meeting, stockholder proposals must be received at our principal executive office no later than December 30, 2009. In addition RCN’s Bylaws provide for the timing and content of notice which stockholders must provide to RCN’s corporate secretary for proposals to be properly presented at a stockholder meeting. Pursuant to these provisions, notice of a proposal must be received by RCN not less than 60 days and no more than 90 days prior to the meeting, provided, however, that in the event of less than 70 days notice or prior public disclosure of the date of the meeting is given to stockholders, notice must be received by the tenth day following the day on which such notice of the date of the meeting or such public disclosure was given or made, whichever occurs first.

By order of the Board of Directors.

/s/  Jennifer McGarey
Name:     Jennifer McGarey

Title:	Secretary

Dated: April 30, 2009

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSAL 2 AND AS SAID PROXIES
DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

Please mark your votes as indicated in this example	☒

A. Election of Directors			B. Issues	The Board of Directors recommends a vote FOR Proposal 2.

	FOR	WITHHOLD				FOR	AGAINST	ABSTAIN

1. The Board of Directors recommends a vote FOR the listed nominees.	☐	☐		2.	To approve an amendment to the 2005 Stock Compensation Plan to permit a stock option exchange program.	☐	☐	☐

01 – Peter D. Aquino 02 – José A. Cecin, Jr. 03 – Benjamin C. Duster, IV	04 – Lee S. Hillman 05 – Charles E. Levine 06 – Daniel Tseung				To transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), write the nominee name(s) in the space provided below.

Mark Here for Address Change or Comments SEE REVERSE	☐
C. Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Signature	Signature	Date

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.
▲ FOLD AND DETACH HERE ▲

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders The Proxy Statement and the 2008 Annual Report to Stockholders are available at:
http://investor.rcn.com/sec.cfm

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2009 Annual Meeting Proxy Card
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RCN CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2009.
The undersigned stockholder of RCN Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the Annual Meeting of Stockholders of RCN Corporation to be held at the Weston Reston Heights, 11750 Sunrise Valley Drive, Reston, Virginia on Tuesday, June 2, 2009 at 10:00 a.m. local time, and hereby appoints Peter D. Aquino and Michael T. Sicoli, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the RCN Corporation Common Stock of the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth on the reverse side, and in their discretion upon any other business that may properly come before the meeting (and any such postponements or adjournments).
IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE.

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

▲ FOLD AND DETACH HERE ▲
You can now access your BNY Mellon Shareowner Services account online.
Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD).
The transfer agent for RCN Corporation, now makes it easy and convenient to get current information on your shareholder account.
•	View account status

•	View certificate history

•	View book-entry information
•	View payment history for dividends

•	Make address changes

•	Obtain a duplicate 1099 tax form

•	Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
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Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
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